As filed with the Securities and Exchange Commission on June 6, 1996
                                                      Registration No. 333-02585

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                 SOUTHDOWN, INC.
             (Exact name of registrant as specified in its charter)

             LOUISIANA                    3241                  72-0296500
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                          1200 SMITH STREET, SUITE 2400
                            HOUSTON, TEXAS 77002-4486
                                 (713) 650-6200
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                               PATRICK S. BULLARD
                 VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY
                                 SOUTHDOWN, INC.
                          1200 SMITH STREET, SUITE 2400
                            HOUSTON, TEXAS 77002-4486
                                 (713) 650-6200
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                             R. DANIEL WITSCHEY, JR.
                          BRACEWELL & PATTERSON, L.L.P.
                         2900 SOUTH TOWER PENNZOIL PLACE
                            HOUSTON, TEXAS 77002-2781

                             ----------------------


            Approximate date of commencement of proposed sale of the
           securities to the public: As soon as practicable after this
                    Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             -----------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET

                             Pursuant to Rule 404(a)


ITEM IN FORM S-4
                                                           CAPTION IN PROSPECTUS
                      A. INFORMATION ABOUT THE TRANSACTION

1.    Forepart of Registration Statement and        Facing Page; Outside Front
      Outside Front Cover Page of Prospectus.       Cover Page of Prospectus.

2.    Inside Front and Outside Back Cover Pages     Inside Front Cover Page of
      of Prospectus.                                Prospectus; Table of
                                                    Contents; Available
                                                    Information.

3.    Risk Factors, Ratio of Earnings to Fixed      Prospectus Summary; Risk
      Charges and Other Information.                Factors.

4.    Terms of the Transaction.                     Prospectus Summary; The
                                                    Exchange Offer; Description
                                                    of the Series B Notes.

5.    Pro Forma Financial Information.              Not applicable.

6.    Material Contacts with the Company Being      Not applicable.
      Acquired.

7.    Additional Information Required for           Not applicable.
      Reoffering by Persons and Parties Deemed to be Underwriters.

8.    Interests of Named Experts and Counsel.       Validity of the Series B
                                                    Notes.

9.    Disclosure of Commission Position on          Not applicable.
      Indemnification for Securities Act
      Liabilities.

                       B. INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants.  Incorporation by Reference;
                                                    Prospectus Summary.

11.   Incorporation of Certain Information by       Incorporation by Reference.
      Reference.

12.   Information with Respect to S-2 or S-3        Not applicable.
      Registrants.

13.   Incorporation of Certain Information by       Not applicable.
      Reference.

14.   Information with Respect to Registrants       Not applicable.
      Other than S-3 or S-2 Registrants.

                 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies.    Not applicable.

16.   Information with Respect to S-2 or S-3        Not applicable.
      Companies.

17.   Information with Respect to Companies         Not applicable.
      Other Than S-3 or S-2 Companies.

                      D. VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or           Not applicable.
      Authorizations are to be Solicited.

19.   Information if Proxies, Consents or           Incorporation by Reference.
      Authorizations are not to be Solicited or in an Exchange Offer.

PROSPECTUS


                                 SOUTHDOWN, INC.

                              OFFER TO EXCHANGE ITS
                10% SENIOR SUBORDINATED NOTES DUE 2006, SERIES B
               WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF ITS OUTSTANDING
                     10% SENIOR SUBORDINATED NOTES DUE 2006


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 5, 1996, UNLESS EXTENDED.


      Southdown, Inc., a Louisiana corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus ("Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"), to issue $1,000 principal amount of the Company's 10% Senior Subordinated Notes due 2006, Series B (the "Series B Notes"), in exchange for each outstanding $1,000 principal amount of its 10% Senior Subordinated Notes due 2006 (the "Original Notes"), of which an aggregate principal amount of $125,000,000 are outstanding. See "The Exchange Offer." The Series B Notes offered hereby are substantially identical to the currently outstanding Original Notes, except that the Series B Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof. The Series B Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the same indenture (the "Indenture"). The Original Notes and the Series B Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Series B Notes."

      The Company will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 5, 1996, unless extended (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." Original Notes may be tendered only in integral multiples of $1,000.

      Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1996. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. The Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control (as defined), each holder of Notes will have the right, at the holder's option, to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds to repurchase the Notes upon a Change of Control, and the Company's Revolving Credit Facility restricts the Company's ability to make such a purchase. See "Description of the Series B Notes." The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. As of March 31, 1996, the Company had approximately $78.6 million of Senior Indebtedness outstanding.

      Prior to this offering, there has been no public market for the Series B Notes. The Company does not intend to list the Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Series B Notes will develop. The Original Notes have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market, but the Series B Notes will not be so eligible. The Company has agreed to pay the expenses of the Exchange Offer.

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS," BEGINNING ON PAGE 13.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 6, 1996.

                             (COVER PAGE CONTINUED)

      Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that, except as noted below, the Series B Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Original Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Original Notes." In addition, each broker-dealer that receives Series B Notes pursuant to the Exchange Offer in exchange for Original Notes that such broker-dealer acquired for its own account as a result of market making activities or other trading activities (other than Original Notes acquired directly from the Company or its affiliates) must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If the Company receives certain notices in the Letter of Transmittal, this Prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Series B Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that, if it receives certain notices in the Letter of Transmittal, for a period of one year after the date on which the Registration Statement of which this Prospectus is a part becomes effective, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "The Exchange Offer--Purpose and Effect of the Exchange Offer; Registration Rights" and "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF SERIES B NOTES.

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, covering the Series B Notes offered hereby.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Internet at http:\\www.sec.gov.

      This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, including the exhibits and schedules to the Registration Statement. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the applicable documents filed with the Commission. For further information with respect to the Company and the Series B Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at the public reference facilities of the Commission referred to above, and copies of which may be obtained therefrom upon payment of the Commission's customary charges.

                           INCORPORATION BY REFERENCE

      This Prospectus incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, the Company's Current Report on Form 8-K dated May 16, 1996 (filed May 21, 1996), and all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the Exchange Offer, or (ii) if this Prospectus is to be delivered by certain broker-dealers in connection with resales of Series B Notes as provided under "Plan of Distribution," the earlier of (a) one year from the date the Registration Statement was declared effective and (b) the date on which the offering of such Series B Notes for resale is terminated.

      Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

      THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING A BENEFICIAL OWNER OF ORIGINAL NOTES, TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS SO INCORPORATED. REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES AS FOLLOWS: MR. JAMES L. PERSKY, EXECUTIVE VICE PRESIDENT--FINANCE AND ADMINISTRATION, SOUTHDOWN, INC., 1200 SMITH STREET, SUITE 2400, HOUSTON, TEXAS 77002-4486 (TELEPHONE (713) 650-6200). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 27, 1996.

      NO PERSON HAS BEEN AUTHORIZED, IN CONNECTION WITH THIS OFFERING, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT IS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SERIES B NOTES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SERIES B NOTES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. EXCEPT WHERE OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE, AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE, UNDER ANY CIRCUMSTANCES, AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                                 TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary............................................................4
Risk Factors.................................................................13
Capitalization...............................................................18
The Exchange Offer...........................................................19
Certain Federal Income Tax Considerations....................................30
Description of Revolving Credit Facility.....................................32
Description of the Series B Notes............................................33
Plan of Distribution ........................................................55
Validity of Series B Notes...................................................55
Experts......................................................................56
Annex A - Form of Letter of Transmittal

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. AS USED HEREIN, THE TERMS "SOUTHDOWN" AND THE "COMPANY" REFER TO SOUTHDOWN, INC. TOGETHER WITH ITS SUBSIDIARIES.

                                   THE COMPANY

      Southdown is one of the leading cement and ready-mixed concrete companies in the United States. The Company's operations are strategically located in various regions of the U.S., many of which the Company believes have attractive prospects for long-term economic growth. The Company operates eight manufacturing facilities and seven quarrying sites and utilizes a network of 19 cement storage and distribution terminals for the production, importation and distribution of portland and masonry cements, primarily in the Ohio valley and the southwestern and southeastern regions of the U.S. The Company is also vertically integrated in the regional vicinity of its two largest cement plants, with ready-mixed concrete operations serving markets in Florida and southern California. In 1995, the Company had revenues of $596.1 million and net earnings of $47.5 million. Southdown's principal executive offices are located at 1200 Smith Street, Suite 2400, Houston, Texas 77002-4486, and its telephone number is
(713) 650-6200.

      CEMENT OPERATIONS. The Company is the third largest producer of cement in the U.S. and produces cement at its plants located in California, Florida, Kentucky, Ohio, Tennessee, Texas, Colorado and Pennsylvania, which have a combined cement manufacturing capacity of approximately 6.5 million short tons (6.2 million short tons, excluding the joint venture interests of others). Management believes that the Company's network of eight cement plants is one of the most modern and efficient of any large cement manufacturer in the U.S. Seven of the Company's eight plants (approximately 95% of the Company's clinker capacity) utilize variations of the "dry process" manufacturing technology which is more fuel efficient compared to the older "wet process" manufacturing technology. In contrast, as of December 31, 1994 (the most recent date for which data are available), only approximately 72% of domestic industry capacity utilized "dry process" technology, according to the Portland Cement Association ("PCA"), the industry's leading trade organization.

      Cement is the binding agent for concrete, a primary construction material. Because the cost of transporting cement is high relative to the value of the product, cement markets are generally regional. The primary end-users of cement in each of the Company's regional markets include numerous small and sometimes one or more large ready-mixed concrete companies. Other principal customers include manufacturers of concrete products such as blocks, roof tiles, pipes and prefabricated building components. Sales are also made to building materials dealers, other cement manufacturers, construction contractors and, in some regions, oil well cementing companies. In 1995, the Company's cement segment had $419.1 million in revenues and contributed $112.7 million to operating earnings compared to $397.5 million and $91.2 million, respectively, in 1994. Cement segment revenues and earnings increased in 1995 over 1994 primarily because of a 9% increase in the Company's weighted average sales price per ton over that period.

      CONCRETE PRODUCTS. The Company has vertically integrated its cement operations with ready-mixed concrete and other concrete products operations in the regional vicinity of its two largest cement plants which are located in Florida and southern California. Management believes that this vertical integration enhances the Company's competitive position in these markets, where most cement producers are vertically integrated. Ready-mixed concrete is a versatile, low-cost building material used in almost all construction applications. Concrete is produced in batch plants by mixing stone, sand, water and admixtures with cement, the basic binding agent, and is transported to the customer's jobsite in mixer trucks. The Company operates a combined total of approximately 600 ready-mixed concrete trucks, approximately 80 batch plants, 13 concrete block plants and, in California, two aggregate quarries, one of which is under a long-term lease. In 1995, the Company's concrete products segment had $219.2 million in revenues and contributed $7.9 million to operating earnings.

      INDUSTRY. Demand for cement is highly cyclical and derived from the demand for concrete products which, in turn, is dependent on the demand for construction. All industry and import percentages in this section are estimates of the PCA as of December 31, 1994, the most recent date for which such data are available. The three construction sectors that are the major components of cement consumption are (i) public works or infrastructure construction, (ii) commercial and industrial construction and (iii) residential construction, which comprised 51%, 25% and 24%, respectively, of U.S. cement consumption for construction. Construction spending and cement consumption have historically fluctuated widely. The construction sector, and hence demand for cement and concrete, is affected by the general condition of the economy and prevailing interest rates, and can exhibit substantial variations in activity across the country as a result of the differing structures and cycles of regional economies. The impact on the Company of regional construction cycles may be mitigated to some degree by its geographic diversification. Because of the high fixed-cost nature of the business, however, overall profitability of cement manufacturers, including the Company, is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand. The cement business is also seasonal to the extent that construction activity tends to diminish during the winter months and other periods of inclement weather.

      Historically, cement imports have increased during peak demand periods to supplement U.S. production to meet customers' needs. However, during the 1980s, competition from imported cement in most coastal and border areas grew significantly. The large volume of low priced imported cement depressed cement prices during a period of strong growth in cement consumption. Imports increased from approximately 4% of U.S. consumption in 1982 to a peak of approximately 20% in 1987. In response to the surge of unfairly priced imports, beginning in 1989, groups of industry participants, including the Company, filed antidumping petitions against cement producers in Mexico, Japan and Venezuela which resulted in duties being imposed on imports of cement from Mexico and Japan and an agreement with Venezuelan cement producers to revise their prices to eliminate the dumping of cement. As a consequence, imports declined to 8% of total consumption in 1992. Since then, U.S. cement consumption has increased and in response, imports have increased to a PCA estimated 16% of total U.S. cement consumption in 1995. During this recent period of strong demand, however, the prices of cement imports have risen and, unlike imports during the 1980s, imports are primarily playing a supplementary rather than a disruptive role. Recent imports of foreign cement are primarily by domestic producers in response to cement demand in excess of the domestic supply.
See "Risk Factors--Effects of Imports; Status of Certain Duties."

      BUSINESS STRATEGY. To enhance profitability and return on investment, the Company intends to continue its focus on its core business in the areas of internal growth, improving productivity and enhancing the Company's market positions. The Company plans to take advantage of opportunities for internal growth through the modernization and expansion of its existing cement plants. A capital project to upgrade the Company's Ohio cement plant is currently underway and should be completed in 1997. This project is expected to modernize manufacturing facilities, enhance productivity and efficiency, lower storage and handling costs and add approximately 10% more cement capacity at the plant. In the Company's two largest markets, Florida and southern California, the Company has sought to improve its market position through the recent acquisition of additional cement terminals and ready-mixed concrete operations in Florida and additional ready-mixed concrete operations in southern California. The Company also may evaluate other acquisitions that could improve the Company's competitive position and increase profitability. Further, in an effort to increase the demand for cement and concrete, the Company is taking a leadership role in the industry's development of new promotional programs to increase concrete's market share relative to other building products. In addition, the Company will continue to pursue antidumping actions, if necessary, to prevent unfairly priced foreign cement from adversely impacting the Company's markets.

      PRIVATE PLACEMENT OF ORIGINAL NOTES AND TENDER OFFER FOR 14% NOTES. On February 14, 1996, the Company commenced a cash tender offer for all of its 14% Senior Subordinated Notes Due 2001, Series B (the "14% Notes"), of which $125,000,000 were outstanding, at a price of $1,096.62 per $1,000 principal amount plus accrued interest to the payment date pursuant to the tender offer. The tender offer expired on March 13, 1996, and $120,160,000 of 14% Notes were tendered. On March 19, 1996, the Company sold the Original Notes to Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers"), which placed the Original Notes with institutional investors. On the same date, the Company purchased all 14% Notes which were tendered using the net proceeds of the private placement (approximately $121.1 million), borrowings of approximately $12.7 million under its Revolving Credit Facility (as defined), and cash on hand of approximately $4.7 million. The $4,840,000 in principal amount of 14% Notes which remain outstanding rank PARI PASSU with the Notes. The Company may consider various alternatives, including, but not limited to, acquiring additional 14% Notes in the open market or in privately negotiated transactions or calling the remaining 14% Notes for redemption when they become redeemable in October 1996. While the Company currently anticipates that the 14% Notes remaining outstanding will be redeemed or otherwise retired, there can be no assurance as to which, if any, of these alternatives the Company may pursue.


                               THE EXCHANGE OFFER

Registration Rights
Agreement...........................The Original Notes were sold by the Company on March 19, 1996 to the Initial Purchasers, which placed the Original Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Original Notes a Registration Rights Agreement dated March 19, 1996 with the Initial Purchasers (the "Registration Rights Agreement") providing for the Exchange Offer.

The Exchange Offer..................$1,000 principal amount of Series B Notes in exchange for each outstanding $1,000
                                    principal amount of Original Notes. As of the date hereof, $125,000,000 aggregate principal amount of Original Notes are outstanding. Subject to the terms and conditions of the Exchange Offer, promptly after the Expiration Date and after acceptance for exchange of the tendered Original Notes, the Company will issue the Series B Notes to holders who validly tender and do not withdraw Original Notes.

                                    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as noted below, Series B Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of

                                    Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Series B Notes. Any holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Notes
                                    (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk
                                    Factors--Consequences to Non-Tendering
                                    Holders of Original Notes."

                                    Each broker-dealer that receives Series B
                                    Notes pursuant to the Exchange Offer in
                                    exchange for Original Notes that such
                                    broker-dealer acquired for its own account as a result of market making activities or other trading activities (other than Original Notes acquired directly from the Company or its affiliates) must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If the Company receives certain notices in the Letter of Transmittal, this Prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Series B Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that, if it receives certain notices in the Letter of Transmittal, for a period of one year after the date on which the Registration Statement becomes effective, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. The Letter of Transmittal requires broker-dealers tendering Original Notes in the Exchange Offer to indicate whether such broker-dealer acquired such Original Notes for its own account as a result of market making activities or other trading activities (other than Original Notes acquired directly from the Company or any of its affiliates), and if no broker-dealer indicates that such Original Notes were so acquired, the Company has no obligation under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement past the consummation of the Exchange Offer or to allow the use of this Prospectus for such resales. See "The Exchange Offer--Purpose and Effect of the Exchange Offer; Registration Rights" and "Plan of Distribution."

Expiration Date.....................5:00 p.m., New York City time, on July 5,
                                    1996, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the
Exchange Offer......................The Exchange Offer is subject to certain customary conditions which may be waived by the Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
Original Notes......................Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Series B Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series B Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Series B Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
Beneficial Owners...................Any beneficial owner whose Original Notes are registered in the name of a broker,
                                    dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures..........................Holders of Original Notes who wish to tender their Original Notes and whose Original
                                    Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...................Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Original
Notes and Delivery of
Series B Notes......................Subject to the conditions set forth herein, the Company will accept for exchange any and all Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date and not withdrawn. The Series B Notes issued pursuant to the Exchange Offer will be delivered promptly following the acceptance for exchange of the Original Notes by the Company. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income Tax
Consequences........................The exchange pursuant to the Exchange Offer should not be treated as a taxable exchange for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Exchange Agent......................State Street Bank and Trust Company is
                                    serving as Exchange Agent in connection with the Exchange Offer.

Shelf Registration..................The Registration Rights Agreement requires the Company to file a shelf registration statement relating to resales of certain Notes by certain holders if within 20 Business Days after the consummation of the Exchange Offer a Holder of Original Notes notifies the Company that it was prohibited by law or Commission policy from participating in the Exchange Offer and in certain other limited circumstances. See "The Exchange Offer--Purpose and Effect of the Exchange Offer; Registration Rights."

                                    THE NOTES

Securities Offered..................$125,000,000 principal amount of 10% Senior
                                    Subordinated Notes due 2006, Series B.

Maturity Date.......................March 1, 2006.

Interest Payment Dates..............March 1 and September 1, commencing
                                    September 1, 1996.

Optional Redemption.................The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

Sinking Fund........................None.

Ranking.............................The Notes will be general unsecured obligations of the Company, will be
                                    subordinated in right of payment to all
                                    existing and future Senior Indebtedness (as defined) of the Company and will be senior in right of payment to or PARI PASSU with all other indebtedness of the Company. As of March 31, 1996, the Company had approximately

                                    $78.6 million of Senior Indebtedness
                                    outstanding. See "Capitalization" and
                                    "Description of the Series B
                                    Notes--Subordination."

Change of Control...................In the event of a Change of Control (as defined), each holder of Notes will have the right, at the holder's option, to require the Company to purchase such holder's Notes in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Revolving Credit Facility limits the Company's ability to make such a purchase, and the Indenture requires the Company to repay or obtain all requisite consents from certain holders of Senior Indebtedness before offering to make such a purchase. See "Description of the Series B Notes--Change of Control."

Certain Covenants...................The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) engage in certain sale and leaseback transactions, (vi) make certain asset dispositions and (vii) merge or consolidate with, or transfer substantially all of its assets to, another person. The Indenture also limits the ability of the Company's subsidiaries to issue preferred stock and to create restrictions on the ability of such subsidiaries to pay dividends or make any other distributions. In addition, the Company is obligated, under certain circumstances, to offer to purchase the Notes with the net cash proceeds of certain sales and other dispositions of assets at a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase. The Company's ability to make such a purchase is limited by the Revolving Credit Facility. See "Description of the Series B Notes--Covenants."

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

         The following table sets forth selected historical financial and operating data for the Company for the three-month periods ended March 31, 1996 and 1995 and for each of the five fiscal years in the period ended December 31, 1995. The selected historical financial information for the Company for each of the three years in the period ended December 31, 1995 has been derived from the consolidated financial statements of the Company audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report thereon incorporated by reference herein. The selected historical financial information for the Company for each of the two years in the period ended December 31, 1992 has been derived from the audited consolidated financial statements of the Company. The selected historical financial information for the Company for the three-month periods ended March 31, 1996 and 1995 has been derived from the Company's unaudited condensed consolidated financial statements, which, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring entries) that the Company considers necessary for a fair presentation of such data. The interim period results of operations presented are not necessarily indicative of results to be expected for the full fiscal year. This historical data should be read in conjunction with the condensed consolidated financial statements and the consolidated financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial

Condition and Results of Operations" included in the Company's Quarterly Report on From 10-Q for the quarterly period ended March 31, 1996 and the Company's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation by Reference." Certain data for prior years have been reclassified for purposes of comparison.

                                                    THREE MONTHS ENDED
                                                           MARCH 31,                           YEARS ENDED DECEMBER 31,
                                                      -------------------   -------------------------------------------------------
                                                       1996        1995      1995        1994       1993        1992         1991
                                                      --------   --------   --------   --------   --------   --------      --------
                                                                                       (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Revenues .........................................    $  127.4   $  119.1   $  596.1   $  560.3   $  507.7   $  463.1      $  468.2
Costs and expenses:
   Operating .....................................        91.9       86.4      408.3      399.3      364.8      350.8         366.9
   Depreciation, depletion and
      amortization ...............................        10.1        9.9       40.3       39.4       38.5       41.8          42.5
   Selling and marketing .........................         3.9        3.6       15.0       13.6       14.0       13.6          13.7
   General and administrative ....................         8.5        9.4       34.6       37.8       40.1       43.9          51.6
   Other expense (income), net ...................        (0.2)      (0.9)      (5.4)      (5.6)       2.9       (5.1)          2.9
                                                      --------   --------   --------   --------   --------   --------      --------
                                                         114.2      108.4      492.8      484.5      460.3      445.0         477.6
   Minority interest in earnings
     of consolidated joint venture ...............         0.3        0.4        5.8        4.1        3.1        2.7           1.9
                                                      --------   --------   --------   --------   --------   --------      --------
                                                         114.5      108.8      498.6      488.6      463.4      447.7         479.5
                                                      --------   --------   --------   --------   --------   --------      --------
   Operating earnings (loss) .....................        12.9       10.3       97.5       71.7       44.3       15.4         (11.3)
   Equity in net loss of
     unconsolidated joint venture ................      --         --         --         --         --         --             (16.0)
   Interest, net of amounts
      capitalized1 ...............................        (6.0)      (6.6)     (26.7)     (27.7)     (39.3)     (45.0)        (40.7)
                                                      --------   --------   --------   --------   --------   --------      --------
   Earnings (loss) from continuing
     operations before income taxes,
     extraordinary charge and
     cumulative effect of a change
     in accounting principle .....................         6.9        3.7       70.8       44.0        5.0      (29.6)        (68.0)
   Federal and state income tax
     (expense) benefit ...........................        (2.1)      (1.2)     (23.3)     (13.9)      (1.4)      12.7          28.0
                                                      --------   --------   --------   --------   --------   --------      --------
Earnings (loss) from continuing
   operations ....................................         4.8        2.5       47.5       30.1        3.6      (16.9)        (40.0)
Loss from discontinued operations,
   net of income taxes(2) ........................      --         --         --           (5.9)      (3.6)     (24.5)         (3.2)
Loss on disposition of discontinued
  operations, net income taxes(2) ................      --         --         --          (21.6)    --         --            --
Gain on disposition of
  discontinued oil and gas
  operations, net of income
  taxes ..........................................      --         --         --         --         --            0.8(3)     --
Extraordinary charge, net of
  income taxes(4) ................................       (11.4)    --         --         --           (1.0)    --              (1.4)
Cumulative effect of change in
  accounting principle, net of
  income taxes(5) ................................      --         --         --         --          (48.5)    --            --
                                                      --------   --------   --------   --------   --------   --------      --------
Net earnings (loss) ..............................        (6.6)       2.5       47.5        2.6      (49.5)     (40.6)        (44.6)
Dividends on preferred stock .....................        (2.4)      (2.4)       9.8        9.4        5.0        5.0           5.1
                                                      --------   --------   --------   --------   --------   --------      --------
Net earnings (loss) to common
  stockholders ...................................    $   (9.0)  $    0.1   $   37.7   $   (6.8)  $  (54.5)  $  (45.6)     $  (49.7)
                                                      ========   ========   ========   ========   ========   ========      ========

                                      -11-

                                                  THREE MONTHS ENDED
                                                       MARCH 31,                            YEARS ENDED DECEMBER 31,
                                          --------------------------------     --------------------------------------------------
                                           1996         1995         1995       1994        1993            1992            1991
                                          ------      ---------     ------     ------     -------         -------         -------
                                                                              (DOLLARS IN MILLIONS)

BALANCE SHEET DATA:
Total assets............................. $887.0      $895.2(6)     $875.5     $881.0     $ 907.0         $ 921.5         $ 986.1
Total debt...............................  208.3       213.3         175.2      186.1       293.9           314.8           332.7
Shareholders' equity.....................  364.4       337.2(6)      375.0      337.1       262.2           316.4           362.0
Ratio of total debt to total
  capitalization(7)......................  36.4%        38.7%         31.8%      35.6%       52.9%           49.9%           47.9%

OPERATING DATA:
Cement segment
   Tons sold (in thousands)..............  1,219          1,216      6,058      6,218       6,196           5,788           5,340
      Weighted average per ton data:
         Sales price..................... $60.42      $   58.16     $60.69     $55.77     $ 51.59         $ 49.98         $ 52.26
         Operating costs(8)..............  46.20          44.60      41.97      40.95       38.57           39.70           43.72
                                          ------      ---------     ------     ------     -------         -------         -------
            Margin....................... $14.22      $   13.56     $18.72     $14.82     $ 13.02         $ 10.28         $  8.54
                                          ======      =========     ======     ======     =======         =======         =======
Concrete segment
   Cubic yards sold (in thousands).......    858            791      3,442      3,530       3,274           3,038           3,488
      Weighted average per cubic
         yard data:
            Sales price.................. $52.72      $   50.03     $51.34     $47.76     $ 43.86         $ 43.13         $ 42.97
            Operating costs(9)...........  51.83          50.58      50.75      47.32       45.48           46.66           46.69
                                          ------      ---------     ------     ------     -------         -------         -------
               Margin.................... $ 0.89      $   (0.55)    $ 0.59     $ 0.44     $ (1.62)         $(3.53)         $(3.72)
                                          ======      =========     ======     ======     =======         =======          ======
OTHER DATA:
EDITDA(10)............................... $ 23.0      $    20.2     $137.8     $111.1     $  82.8         $  57.2         $  31.2
EBITDA as a percent of revenue...........   18.1%          17.0%      23.1%      19.8%       16.3%           12.4%            6.7%
Capital expenditures..................... $  9.6      $     6.8     $ 32.9     $ 28.8     $  13.4         $   7.7         $  20.6
EBITDA/interest expense(11)..............    3.6x           3.0x       4.9x       3.7x        2.1x            1.3x            0.8x
EBITDA less capital expenditures
   /interest expense(11).................    2.1x           2.0x       3.7x       2.8x        1.7x            1.1x            0.3x
Ratio of total debt to EBITDA............    9.1x          10.6x       1.3x       1.7x        3.5x            5.5x           10.7x
Ratio of earnings to fixed
   charges(12)...........................    1.8x           1.4x       3.1x       2.2x        1.1x            0.4x               -

(1) Amounts capitalized were approximately $0.4 million and $0.2 million for the three months ended March 31, 1996 and 1995, respectively, and approximately $1.5 million, $2.0 million, $0.7 million, $0.0 million and $0.3 million for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(2) In November 1994, the Company decided to exit the environmental services business and these business activities are presented as discontinued operations for years 1991 through 1994.

(3) Represents the final portion of the Company's gain realized in conjunction with the 1989 sale of the Company's oil and gas operations.

(4)       Premiums on early extinguishment of debt.

(5) Cumulative after-tax effect of change in accounting for initial obligation for estimated postretirement health care benefits as required by adoption of Statement of Financial Accounting Standards No. 106 effective January 1, 1993.

(6) As a result of changing accounting methods for interim periods for cost of goods sold for cement manufacturing operations from predetermined standard cost estimates to actual cost, certain balance sheet amounts as of March 31, 1995 differ from previously reported amounts. The change had no impact on annual financial statements.

(7) Total capitalization represents the sum of the book value of total debt and shareholders' equity.

(8) Includes fixed and variable manufacturing costs, selling expenses, cost of purchased cement, plant general and administrative costs, other plant overhead and miscellaneous costs.

(9) Includes variable and fixed plant costs, delivery, selling, general and administrative and miscellaneous operating costs, but excludes the $1.7 million gain realized on the sale of trucks during 1994.

(10) EBITDA is defined as the sum of (i) earnings (loss) from continuing operations before income taxes, extraordinary charge and cumulative effect of a change in accounting principle; (ii) interest, net of amounts capitalized; and (iii) depreciation, depletion and amortization, as reported on the Company's income statement. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but rather to provide additional information related to the debt servicing ability of the Company. In 1991, EBITDA excludes $16.0 million of equity in net loss of an unconsolidated joint venture.

(11) Interest expense before capitalization of interest. See Footnote (1) above.

(12) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income from continuing operations of the Company and (b) fixed charges, net of interest capitalized. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of total debt discount and expenses and that portion of rentals considered to be representative of the interest factor (deemed to be one-third of rentals). In 1992 and 1991, earnings were insufficient to cover fixed charges by $29.6 million and $68.5 million, respectively. Had the consummation of the private placement of the Original Notes and the tender offer for the 14% Notes and the related borrowings under the Revolving Credit Facility described under "Prospectus Summary - The Company - Private Placement of Original Notes and Tender Offer for 14% Notes" occurred on January 1, 1995, the pro forma ratio of earnings to fixed charges for the three months ended March 31, 1996 and 1995 would have been 2.0x and 1.7x, respectively, and for the year ended December 31, 1995 would have been 3.5x.
                                      -12-

                                  RISK FACTORS

         PROSPECTIVE PURCHASERS OF THE SERIES B NOTES OFFERED HEREBY SHOULD CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

DEPENDENCE ON CONSTRUCTION INDUSTRY

         GENERAL AND REGIONAL ECONOMIC CONDITIONS. Demand for cement is highly cyclical and is derived from demand for concrete products which, in turn, is dependent on the demand for construction. The construction sector is affected by the general condition of the economy and a variety of other factors beyond the control of the Company, including the amount of new public works or infrastructure construction projects, commercial or industrial construction and residential construction. These factors are affected by, among other things, the availability of funds for public or infrastructure construction, the movement of interest rates and the availability of short- and long-term financing. In addition, the construction sector can exhibit substantial variations in activity across the country as a result of the differing structures of regional economies. New construction activity stagnated as the U.S. economy entered a recession during the latter half of 1990, declined in 1991 in most areas and, in California, continued to decline in 1992. As a consequence, the Company's sales and earnings declined from the previous cyclical peak in 1989.

         REGIONAL MARKETS; CYCLICAL INDUSTRY; SEASONALITY. Because transportation costs are high relative to the value of the product, cement markets are generally regional. However, access to water transport, which is generally less expensive than overland shipping, can effectively expand the market area of a particular production facility. Regional markets are highly cyclical, experiencing peaks and valleys that correlate with regional construction cycles. Although the impact of construction cycles on the Company's operations in individual regions may be mitigated to some degree by the geographic diversification of the Company, profitability and cash flows are significantly affected by such construction cycles. Regional markets are also seasonal to the extent that construction activity, and hence the demand for the Company's products, tends to diminish during the winter months and other periods of inclement weather. As a result, the Company has historically experienced its lowest levels of revenue and operating income during the first quarter of its fiscal year.

         HIGH LEVELS OF COMPETITION; PROFIT AND CASH FLOW SENSITIVITY. The cement and concrete products industries are highly competitive. The Company's products are commodities and competition among suppliers is based primarily on price, with consistency of quality and service to customers being of lesser significance. Prices are often subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond the Company's control. Because of the high fixed-cost nature of the business, however, the overall profitability of cement manufacturers, including the Company, is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand. While the Company's ratio of total debt to total capitalization at March 31, 1996 was approximately 36.4%, the cyclicality of the Company's cash flows increases the risk associated with leverage. In addition, the Indenture permits the Company to incur significant additional indebtedness.

EFFECTS OF IMPORTS; STATUS OF CERTAIN DUTIES

         During the 1980s, competition from low-priced imported cement in most coastal and border areas of the U.S. grew significantly and materially impacted the U.S. cement market. A group of domestic cement producers, including the Company, filed antidumping petitions which resulted in the imposition of significant antidumping duty cash deposit requirements in August 1990 on cement and clinker imported from Mexico and in April 1991 on cement and clinker imported from Japan. In addition, in February 1992 the U.S.

                                      -13-

Department of Commerce signed an agreement with Venezuelan cement producers which is designed to eliminate the dumping of gray portland cement and clinker from Venezuela into Florida and the U.S. generally. The dumping margins and resulting rates of antidumping duty cash deposits are subject to annual administrative review by the Department of Commerce. In the case of Japan, the dumping margins are subject to appeal to the U.S. Court of International Trade (the "CIT") and the U.S. Court of Appeals for the Federal Circuit ("CAFC"). In the case of Mexico, the dumping margins are subject to appeal either to the CIT and CAFC or to bi-national dispute panels under the North American Free Trade Agreement ("NAFTA"). The results of a number of the annual administrative reviews regarding Japanese and Mexican cement and clinker are on appeal to the CIT. The underlying injury determinations against Japan and Mexico have also been appealed by the foreign producers. The determination against Japanese cement and clinker remains in effect pending appeal before the CIT. While the material injury determination against Mexican cement was affirmed by both the CIT and the CAFC, a dispute resolution panel under the General Agreement on Tariffs and Trade ("GATT") recommended in July 1992 that the antidumping order be vacated and that all duties collected under the order be returned. Under GATT rules, the Antidumping Code Committee, of which the U.S. is a member, must unanimously adopt the panel's recommendation before it becomes a GATT obligation. The U.S. has refused to endorse the GATT panel ruling.

         Pursuant to the Uruguay Round Agreement, the GATT and the GATT Antidumping Code were superseded on January 1, 1995 by a new GATT, which is administered by the newly created World Trade Organization ("WTO"). The antidumping orders outstanding against cement and clinker from Mexico and Japan and the suspension agreement on cement and clinker from Venezuela remain in force. However, new legislation passed by the U.S. Congress in December 1994 requires the initiation of "sunset" reviews of the antidumping orders against Mexico and Japan and the suspension agreement with Venezuela prior to January 2000 to determine whether these antidumping orders and the suspension agreement should terminate or remain in effect.

         NAFTA has thus far had no material adverse effect on the antidumping duty cash deposit rates imposed on gray portland cement and clinker imported from Mexico. Certain appeals which previously would have been brought before the CIT will now be heard by a bi-national panel of Mexican and U.S. citizens under NAFTA. A severe economic crisis in Mexico resulted in devaluations of the Mexican peso in late 1994 and early 1995. Because of the retroactive nature of administrative reviews, the impact on the calculation of antidumping cash deposit rates resulting from the devaluation of the peso, if any, will not be realized until some future period.

         A substantial reduction or elimination of the existing antidumping duties as a result of GATT, NAFTA, currency devaluation or any other reason, or an influx of low-priced cement from countries not subject to antidumping orders, could materially adversely affect the Company's results of operations.

ENVIRONMENTAL RISKS

         The Company is subject to extensive Federal, state and local air, water and other environmental laws and regulations. These constantly changing laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of certain substances at the Company's various operating facilities and elsewhere. Management believes that the Company's current procedures and practices for handling and management of materials are generally consistent with industry standards and legal requirements and that appropriate precautions are taken to protect employees and others from harmful exposure to hazardous materials. However, because of the complexity of operations and legal requirements, there can be no assurance that past or future operations will not result in operational errors, violations, remediation liabilities or claims by employees or others alleging exposure to toxic or hazardous materials. Owners and operators of industrial facilities may be subject to fines or other actions imposed by the U.S. Environmental Protection Agency ("U.S. EPA") and

                                      -14-

corresponding state regulatory agencies for violations of laws or regulations relating to hazardous substances. The Company has incurred fines imposed by various environmental regulatory agencies in the past.

         Several of the Company's previously and currently owned facilities at several locations have become the subject of various local, state and federal environmental proceedings and inquiries, including the naming of the Company as a potentially responsible party with regard to Superfund sites, primarily at several locations to which the Company is alleged to have shipped materials for disposal. While some of these Superfund matters have been settled for de minimis amounts, others are in preliminary stages and final results may not be determined for years. Based on the information the Company has developed to date, the Company has no reason to believe it will be required to spend significant sums with regard to these locations either individually or in the aggregate. However, until it is determined what, if any, contribution the Company made to these locations, and until all environmental studies, investigations, remediation work and negotiations with or litigation against potential sources of recovery have been completed, it is impossible to determine the ultimate cost to the Company of resolving these environmental matters.

         Industrial operations have been conducted at some of the Company's cement manufacturing facilities for almost 100 years. In the past, the Company disposed of various materials, including used refractory brick and other products generally used in its cement manufacturing and concrete products operations, in onsite and offsite facilities. Some of these materials, if discarded today, might be classified as hazardous wastes and might be subject to regulation under Federal and state environmental laws and regulations, which may require the Company to undertake corrective action to remediate these sites.

         In addition, many of the raw materials, products and by-products currently associated with the operation of any industrial facility, including those for the production of cement or concrete products, contain chemical elements or compounds that are presently designated as hazardous substances. Some examples of such materials are the trace metals present in cement kiln dust ("CKD"), chromium present in refractory brick formerly widely used to line cement kilns and general purpose solvents. CKD is not classified as a hazardous waste, except CKD that is produced by kilns burning hazardous waste derived fuels and which fails to meet certain criteria. However, CKD that is infused with water may produce a leachate with an alkalinity high enough to be classified as hazardous and may also leach certain hazardous trace metals present therein. Several of the Company's inactive CKD disposal sites around the country have been under investigation by the Company to determine if remedial action is required and, if so, the extent of remedial action required. The Company has recorded charges totaling $13.3 million (approximately $12 million of which has been expended through March 31, 1996) with respect to remediation projects at one such site in Ohio, and on a voluntary basis is investigating two other inactive CKD disposal sites in Ohio. No substantial investigative work has been undertaken at the Company's other CKD sites in Ohio. Although data necessary to enable the Company to estimate additional remediation costs are not available, the Company acknowledges that it is at least reasonably possible that the ultimate cost to remediate the CKD disposal problem in Ohio could be significantly more than the amounts reserved.

         Although CKD is at present generally exempt from management as a hazardous waste, on January 31, 1995, the U.S. EPA issued its decision that further regulation of CKD is necessary. The U.S. EPA has initiated a rulemaking process, which is estimated to take at least until 1997, in order to develop specifically tailored CKD management standards. A change in the status of CKD may require the cement industry to develop new methods for handling this high volume, low toxicity waste.

         With regard to its discontinued environmental services business, the Company has both given indemnification to and received indemnification from others for properties previously owned, although some courts have held that indemnification for such environmental liabilities is unenforceable. No estimate of the extent of contamination, remediation cost or recoverability of cost from prior owners, if any, is presently available regarding these discontinued operations.
                                      -15-
RANKING OF THE NOTES

         The Notes are unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all indebtedness under the Revolving Credit Facility. By reason of such subordination, in the event of an insolvency, liquidation or other reorganization of the Company, the Senior Indebtedness must be paid in full before the principal of, premium, if any, or interest on, the Notes may be paid. As of March 31, 1996, the Notes were subordinated to approximately $78.6 million of Senior Indebtedness. The Indenture does not limit the amount of Senior Indebtedness that may be incurred by the Company if certain fixed charge coverage tests are met, and, whether or not such tests are met, allows the Company to incur as Senior Indebtedness the entire available amount under the Revolving Credit Facility and certain additional amounts. See "Capitalization," "Description of the Series B Notes--Covenants" and "Description of Revolving Credit Facility."

         The Company may not pay principal of, premium, if any, or interest on, the Notes, or repurchase, redeem or otherwise retire the Notes if there is any payment default on Senior Indebtedness unless the default has been cured or waived in writing, or such Senior Indebtedness has been paid in full, unless the right under the Indenture to prevent any such payment is waived by or on behalf of the holders of such Senior Indebtedness. In addition, if any other default exists with respect to certain Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the Notes for a designated period of time. The right of each holder of the Notes to require the Company to repurchase the Notes at a premium upon the occurrence of a Change of Control would be blocked by the foregoing subordination provisions to the extent that the event constituting a Change of Control also causes a default (or if a default otherwise exists) under the Revolving Credit Facility or other Senior Indebtedness. Upon any payment or distribution of assets of the Company upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of the Series B Notes--Subordination" and "--Covenants."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

         The Original Notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the Original Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. While the Original Notes are at present eligible for trading in the PORTAL market, the Series B Notes will not be so eligible, and there can be no assurance, even following registration or exchange of the Original Notes for Series B Notes, that an active trading market for the Original Notes or the Series B Notes will exist. At the time of the private placement of the Original Notes, the Initial Purchasers advised the Company that they intended to make a market in the Original Notes and, if issued, the Series B Notes. However, the Initial Purchasers are not obligated to make a market in the Original Notes or the Series B Notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. No assurance can be given as to the liquidity of or trading market for the Original Notes or the Series B Notes.

CONSEQUENCES TO NON-TENDERING HOLDERS OF ORIGINAL NOTES

         CONSEQUENCES OF FAILURE TO EXCHANGE. To the extent that Original Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Original Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Original Notes not tendered for exchange. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Original Notes remaining at such time and the interest in maintaining a market in such Original Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Original Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Original Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading price of the Original Notes that are not exchanged more volatile.

         CONSEQUENCES OF FAILURE TO PROPERLY TENDER. Issuance of the Series B Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Conditions" and only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Series B Notes should allow sufficient time to ensure timely delivery of all required documentation. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. Original Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following the consummation of the Exchange Offer, remain outstanding and continue to be subject to the same transfer restrictions currently applicable to such Original Notes.

                                 CAPITALIZATION

         The table below sets forth the Company's capitalization at March 31, 1996.
                                                            MARCH 31, 1996
                                                         (DOLLARS IN MILLIONS)
Total debt:
  Revolving Credit Facility(1) .........................      $   37.0
  14% Senior Subordinated Notes due 2001 ...............           4.7
  10% Senior Subordinated Notes due 2006 ...............         125.0
  Industrial development bonds .........................          39.3
  Other ................................................           2.3
                                                              --------
      Total debt .......................................         208.3
                                                              --------
   Shareholders' equity:
         Series A preferred stock ......................          19.9
         Series B preferred stock ......................          45.7
         Series D preferred stock ......................          86.3
         Common shareholders' equity ...................         212.5
                                                              --------
      Total shareholders' equity .......................         364.4
                                                              --------
       Total capitalization ............................      $  572.7
                                                              ========

(1) Consists of a $200 million Revolving Credit Facility which matures in October 2000, including a $95 million subfacility for standby letters of credit. On March 31, 1996, the Company had borrowings of approximately $37.0 million and letters of credit of approximately $51.3 million outstanding under the Revolving Credit Facility. The majority of the outstanding letters of credit secure Senior Indebtedness, and the remainder of such letters of credit, if drawn, would constitute Senior Indebtedness. See "Description of Revolving Credit Facility."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER; REGISTRATION RIGHTS

         The Original Notes were sold by the Company on March 19, 1996 (the "Issue Date") to the Initial Purchasers, which placed the Original Notes with institutional investors. In connection therewith, the Company entered into the Registration Rights Agreement, which required that, within 30 days following the Issue Date, the Company file with the Commission a registration statement under the Securities Act with respect to the Series B Notes to be offered in exchange for the Original Notes, use its reasonable best efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time, but in no event later than 90 days after the Issue Date, and, upon the effectiveness of that registration statement, promptly commence and cause the Exchange Offer to be consummated at the earliest possible time, but in no event later than the later of 120 days following the Issue Date or 30 days following the effectiveness of the Registration Statement. The Company also agreed to include in this Prospectus certain information necessary to allow a broker-dealer who holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from the Company or any affiliate of the Company) to exchange such Original Notes for Series B Notes pursuant to the Exchange Offer and satisfy the prospectus delivery requirements in connection with the Series B Notes received by such broker-dealer in the Exchange Offer as described below.

         In addition, the Company agreed, pursuant to the Registration Rights Agreement, to file a shelf registration statement pursuant to Rule 415 under the Securities Act (which may be an amendment to the Registration Statement of which this Prospectus is a part) (the "Shelf Registration Statement"), registering for resale (i) any Original Notes held by persons who are not permitted by law or Commission policy to participate in the Exchange Offer and who satisfy certain other conditions, (ii) any Series B Notes acquired in the Exchange Offer by any holder who must comply with the prospectus delivery requirements of the Securities Act in connection with the resales of such Series B Notes and this Prospectus is not appropriate or available for such resales by such holder or
(iii) any Original Notes held by a broker-dealer which were acquired directly from the Company or one of its affiliates. To participate in such a shelf registration, any such holder of Notes must so notify the Company within 20 business days following consummation on the Exchange Offer and provide to the Company the information reasonably requested by the Company within 20 days of such request. The Company agreed to file with the Commission such a Shelf Registration Statement (or an amendment to the Registration Statement of which this Prospectus is a part) no later than 30 days after receipt of such a notice from a holder described in (i), (ii) or (iii) above (the "Determination Date") and to use its reasonable best efforts to cause the Shelf Registration Statement (or amendment) to become effective on or prior to 90 days after the Determination Date. In addition, the Company agreed to use its reasonable best efforts to keep such Shelf Registration Statement continually effective, supplemented and amended to the extent necessary to ensure that it is available for resales of Notes for a period of at least three years following the Issue Date (or one year in the case of a Shelf Registration Statement filed solely at the request of the Initial Purchasers that hold Original Notes acquired directly from the Company).

         If the Company fails to comply with the above provisions, additional interest (the "Additional Interest") shall be assessed on the Original Notes as follows:

         (i) if the Shelf Registration Statement is not filed within 30 days following the Determination Date, then commencing on the 31st day after such date Additional Interest shall be accrued on the Original Notes over and above the accrued interest at a rate of 0.50% per annum for the first 90 days immediately following the 30th day after such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

         (ii) if the Shelf Registration Statement is filed but is not declared effective within 90 days following the Determination Date, then commencing on the 91st day after the Determination Date, Additional Interest shall be accrued on the Original Notes over and above the accrued interest at a rate of 0.50% per annum for the first 90 days immediately following the 90th day after the Determination Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; and

         (iii) if (A) the Exchange Offer is not consummated by the later of 120 days following the Issue Date or 30 days following the effective date of this Registration Statement or (B) the Shelf Registration Statement ceases to be effective or the prospectus which is a part thereof cannot be used as a result of a notice to the selling holders by the Company suspending, for certain reasons, their use of such prospectus (a "Suspension Event") for a period of more than 90 days prior to three years from the Issue Date, then Additional Interest shall be accrued on the Original Notes over and above the accrued interest at a rate of 0.50% per annum for the first 60 days immediately following (x) the later of the 120th day after the Issue Date or the 30th day after the effective date of the Exchange Offer Registration Statement, in the case of
                  (A) above, or (y) the day such Shelf Registration Statement ceases to be effective or a Suspension Event has lasted for more than 90 days in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 60-day period;

PROVIDED, however, that the Additional Interest rate on the Original Notes may not exceed 1.0% per annum; and, PROVIDED, FURTHER, that (1) upon the filing of the Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the consummation of the Exchange Offer (in the case of clause (iii) (A) above), or (4) upon the effectiveness of the Shelf Registration Statement that had ceased to remain effective prior to three years from the Issue Date or the end of the Suspension Event (in the case of clause (iii) (B) above), Additional Interest on the Original Notes as a result of such clause
(i), (ii) or (iii) shall cease to accrue.

         The summary herein of certain terms and provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement. The term "Holder" with respect to the Exchange Offer means any person in whose name Original Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as noted below, Series B Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder of such Series B Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Series B Notes. Any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of participating in a distribution of the Series B Notes (i) cannot rely on such interpretation by the staff of the Commission, (ii) cannot tender Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale or transfer is made pursuant to an exemption from such requirements. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Series B Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such
                                      -20-

Series B Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Series B Notes and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

         Broker-dealers meeting the requirements above who acquired Original Notes for their own accounts as a part of market making or other trading activities may participate in the Exchange Offer. However, such broker-dealers may be statutory underwriters and must deliver a prospectus in connection with any resale of Series B Notes received in the Exchange Offer. Each broker-dealer that so receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, generally may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company or any of its affiliates. The Company has generally agreed in the Registration Rights Agreement that for a period of one year after the date on which the Registration Statement becomes effective, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. However, the Letter of Transmittal requires a broker-dealer receiving Series B Notes in the Exchange Offer to indicate whether such broker-dealer acquired its Original Notes for its own account as a result of market making activities or other trading activities (other than Original Notes acquired directly from the Company or any of its affiliates), and if no broker-dealer indicates that such Original Notes were so acquired, the Company has no obligation under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement past the consummation of the Exchange Offer or to allow the use of this Prospectus for such resales.

         Except as set forth above, after the consummation of the Exchange Offer, holders of Notes have no registration or exchange rights under the Registration Rights Agreement. See "--Consequences of Failure to Exchange," and "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

         The Original Notes which are not exchanged for Series B Notes pursuant to the Exchange Offer and are not included in a resale prospectus which, if required, will be filed as part of the Shelf Registration Statement, will remain restricted securities. Accordingly, such Original Notes, within three years after the Issue Date, may be sold only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A that purchases for its own account or for the account of such a qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of such Original Notes (the form of which letter can be obtained from such Trustee), (e) pursuant to offers and sales that occur outside the United States in compliance with Rule 904 under the Securities Act, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act; subject in the case of clauses (d), (e) or (f), that the Company and the Trustee reserve the right to require the delivery to them of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.
                                      -21-

         To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market for the Original Notes could be adversely affected. See "Risk Factors -- Consequences to Non-Tendering Holders of Original Notes."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Series B Notes will be identical in all material respects to the form and terms of the Original Notes except that the Series B Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Series B Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

         As of the date hereof, $125,000,000 aggregate principal amount at maturity of the Original Notes are outstanding and there is one registered Holder. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder as of such date.

         Holders of the Original Notes do not have any appraisal or dissenters' rights under the Louisiana Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted Original Notes validly tendered and not withdrawn when, as and if the Company has given oral or written notice thereof to the Exchange Agent after the Expiration Date. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Series B Notes form the Company.

         If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering Holder thereof (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at The Depository Trust Company ("DTC") from which such Original Notes were delivered) as promptly as practicable after the Expiration Date.

         Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on July 5, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

                                      -22-

         The Company expressly reserves the right, at any time or from time to time, regardless of whether or not any of the events set forth under "Conditions" shall have occurred or shall have been determined by the Company to have occurred, subject to applicable law, (i) to extend the period of time during which the Exchange Offer is open and thereby delay acceptance of any Original Notes, by giving oral or written notice of such extension to the Exchange Agent and (ii) to amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by the Company in this paragraph are in addition to the Company's rights described in below under "--Conditions." Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         If the Company extends the Exchange Offer, or if (whether before or after any Original Notes have been accepted for exchange) the exchange for Series B Notes is delayed or the Company is unable to exchange Series B Notes for Original Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may retain tendered Original Notes on behalf of the Company, and such Original Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described below under "--Withdrawal of Tenders." However, the ability of the Company to delay the exchange of Original Notes that the Company has accepted for exchange is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

PROCEDURES FOR TENDERING ORIGINAL NOTES

         TENDERS OF ORIGINAL NOTES. The tender by a Holder of Original Notes pursuant to any of the procedures set forth below will constitute the tendering Holder's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering Holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. Only Holders are authorized to tender their Original Notes. The procedures by which Original Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Original Notes are held.

         DTC has authorized DTC participants that are beneficial owners of Original Notes through DTC to tender their Original Notes as if they were Holders. To effect a tender, DTC participants should either (i) complete and sign the Letter of Transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures," or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures."

         TENDER OF ORIGINAL NOTES HELD IN PHYSICAL FORM. To tender effectively Original Notes held in physical form pursuant to the Exchange Offer, a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth below, and tendered Original Notes must be received by the Exchange Agent at such address (or delivery effected through the deposit of Original Notes into the Exchange Agent's account with DTC and making book-entry delivery as set forth below) on
                                      -23-

or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedure set forth below. LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO THE COMPANY.

         TENDER OF ORIGINAL NOTES HELD THROUGH A CUSTODIAN. To tender effectively Original Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Original Notes on the beneficial owner's behalf. A Letter of Instructions is included in the materials provided along with this Prospectus which may be used by a beneficial owner in this process to instruct the registered Holder of such owner's Original Notes to effect the tender.

         TENDER OF ORIGINAL NOTES HELD THROUGH DTC. To tender effectively Original Notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendered Original Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

         THE METHOD OF DELIVERY OF ORIGINAL NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING ORIGINAL NOTES AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

         Except as provided below, unless the Original Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, reject such tender. Exchange of Series B Notes for the Original Notes will be made only against deposit of the tendered Original Notes and delivery of all other required documents.

         BOOK-ENTRY DELIVERY PROCEDURES. The Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Original Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth in this Prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

         The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received

                                      -24-

an express acknowledgment from each participant in DTC tendering the Original Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participant.

         SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered thereby are tendered
(i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Original Notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

         GUARANTEED DELIVERY. If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit the Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Original Notes may nevertheless be tendered if all the following conditions are satisfied:

         (i)      the tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Exchange Agent on or prior to the Expiration Date, as provided below; and

         (iii) the certificates for the tendered Original Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Exchange Agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, delivery of Series B Notes by the Exchange Agent for Original Notes tendered and accepted for exchange pursuant to the Exchange Offer will, in all cases, be made only after timely receipt by the Exchange Agent of such Original Notes (or Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), and a Letter of Transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

                                      -25-

         DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Original Notes pursuant to any of the procedures described above will be determined by the Company, in the Company's sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Original Notes determined by the Company not to be in proper form or if the acceptance for exchange of, or exchange for, such Original Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in the Company's sole discretion, to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to Original Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. No tender of Original Notes will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. Neither the Company nor the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

WITHDRAWAL OF TENDERS

         Tenders of Original Notes made pursuant to the Exchange Offer are irrevocable, except that Original Notes tendered may be withdrawn at any time prior to the Expiration Date (but not thereafter). For a withdrawal of a tender to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth in this Prospectus. Any such notice of withdrawal must (i) specify the name of the person who tendered the Original Notes to be withdrawn, (ii) contain the description of the Original Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Original Notes (unless such Original Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Original Notes, and (iii) be signed by the Holder of such Original Notes in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of the Original Notes into the name of the person withdrawing such Original Notes. If Original Notes have been delivered pursuant to the procedures for book-entry transfer set forth in "--Book- Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Original Notes and must otherwise comply with such book-entry transfer facility's procedures. If the Original Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal meeting the requirements above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Original Notes can only be accomplished in accordance with the foregoing procedures.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company's sole discretion, and its determination will be final and binding. No withdrawal of Original Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither the Company nor the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation or incur any liability for failure to give any such notification.

         Any Original Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer. Withdrawn Original Notes may be retendered by following one of the procedures described in "Procedures for Tendering Original Notes" at any time prior to the Expiration Date.

                                      -26-
CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Series B Notes for, any Original Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

                  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

                  (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

                  (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

                  (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Original Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

         State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery and other related documents should be directed to the Exchange Agent addressed as follows:

                                      -27-

                       STATE STREET BANK AND TRUST COMPANY

                                    BY MAIL:
                              State Street Bank and
                                  Trust Company
                                  P.O. Box 778
                           Boston, Massachusetts 02102
                             Attention: Nancy Bowker
                           Corporate Trust Department


                             BY OVERNIGHT DELIVERY:
                              State Street Bank and
                                  Trust Company
                            225 Franklin Street - IP4
                           Boston, Massachusetts 02110
                             Attention: Nancy Bowker
                           Corporate Trust Department
                           BY FACSIMILE TRANSMISSION:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (617) 664-5784

                              CONFIRM BY TELEPHONE:
                                 (617) 664-5539

                                    BY HAND:
                              State Street Bank and
                                  Trust Company
                        Two International Plaza-4th Floor
                           Boston, Massachusetts 02110
                        Attention: Corporate Trust Window

                                       or

                           State Street Bank and Trust
                          Company, National Association
                                   61 Broadway
                            New York, New York 10006
                       Attention: Corporate Trust Window-
                                 Concourse Level

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $80,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Series B Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                                      -28-
ACCOUNTING TREATMENT

         The Series B Notes will be recorded at the same carrying value as the Original Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Series B Notes.

                                      -29-

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

         The following discussion is a general summary of the principal federal income tax matters of general application relating to the Exchange Offer and the holding and disposing of the Original Notes and the Series B Notes and constitutes the opinion of Bracewell & Patterson, L.L.P. ("Counsel"), counsel to the Company, as to these matters. There can be no assurance that the Internal Revenue Service will take a similar view as to any of the tax consequences described below. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion does not purport to describe all aspects of federal income taxation that may be relevant to a holder in light of its particular tax status and its other income, deductions and credits and does not discuss any state, local or foreign tax matters. Moreover, certain holders (including insurance companies, tax-exempt organizations and foreign persons) may be subject to special rules not discussed below. The discussion is limited to investors who hold the Original Notes, and will hold any Series B Notes acquired pursuant to the Exchange Offer, as capital assets (generally, property held for investment).

         Due to the individual nature of tax consequences, each holder of Original Notes is urged to consult its own tax advisor as to the particular tax consequences to it of the exchange of its Original Notes for Series B Notes, and the ownership and disposition of Notes, including the effect of possible changes in the tax laws.

EXCHANGE OF ORIGINAL NOTES FOR SERIES B NOTES

         An exchange of Original Notes for Series B Notes pursuant to the Exchange Offer will not be treated as an exchange for federal income tax purposes. Rather, the issuance of Series B Notes in exchange for Original Notes will be characterized as a continuation of the outstanding indebtedness previously represented by the Original Notes. If so characterized, the issuance of Series B Notes in exchange for the Original Notes would have no independent tax significance and, therefore, an exchanging holder would not recognize income or loss in connection with the exchange, its basis in the Series B Notes would be the same as its basis in the Original Notes exchanged therefor, its holding period in the Series B Notes would include its holding period in the Original Notes exchanged therefor and interest accrued on the Original Notes as of the date of the exchange would be recognized by a cash basis holder at the time it is actually received.

         The Company intends to treat the Exchange Offer as a transaction which is not an exchange for federal income tax purposes. Therefore, the following summary of federal income tax consequences of owning and disposing of the Series B Notes also applies to holders of Original Notes who do not accept the Exchange Offer. As used herein, the term "Notes" means both the Original Notes and the Series B Notes.

THE NOTES

         STATED INTEREST. A holder of a Note is required to report as ordinary income the stated interest earned on the Note in accordance with such holder's method of tax accounting.

         AMORTIZABLE BOND PREMIUM. If a holder purchases a Note after issuance and its tax basis in the Note as of the date of purchase exceeds the greater of the principal amount or the amount payable on a call date prior to maturity, the holder may be entitled to elect to treat such excess as bond premium which is amortizable over the term of the Note in accordance with a constant yield to maturity method that takes into

                                      -30-

account the compounding of interest. An election to amortize bond premium applies to all debt obligations acquired by the taxpayer in the taxable year of the election and all subsequent years, unless revoked with the consent of the Internal Revenue Service ("IRS"). If amortizable bond premium for a holder is determined by reference to a call price, and if the Note is not subsequently redeemed on the call date, then, for purposes of determining future amounts of amortizable bond premium, the Note will be considered to be reissued on such date for an amount equal to the nonexercised call price. The amount of amortizable bond premium with respect to a Note generally will be treated as a reduction in the holder's interest income on the Note. The holder's tax basis in the Note will be reduced by any bond premium it is allowed to amortize. Purchasers of Notes should consult their tax advisors concerning the existence of amortizable bond premium and the effect of the associated election.

         DISPOSITION. In general, upon the sale, redemption or other disposition of a Note, the holder will recognize (i) ordinary interest income to the extent of any interest that has accrued while the holder held the Note but has not yet been taken into income by the holder and (ii) gain or loss equal to the difference between the amount realized from such disposition (exclusive of any amounts treated as ordinary interest income under clause (i)) and the holder's tax basis in the Note. Except as provided under "--Market Discount" below, the gain or loss described in clause (ii) of the preceding sentence will be capital gain or loss and will be long-term if the Note was held for more than one year.

         MARKET DISCOUNT. If a holder purchases a Note after issuance, there will be market discount equal to the excess, if any, of the principal amount of the Note over the holder's tax basis in the Note at the time of acquisition, unless such excess qualified for a DE MINIMIS exception. Under the market discount rules, any gain recognized by a holder upon the sale or other disposition of a Note with market discount will be taxable as ordinary interest income to the extent of the portion of the market discount that accrued on a straight-line basis (or, at the election of the holder, on a constant yield to maturity basis) while the holder held the Note. Market discount income may be recognized on a gift of a Note as if the Note had been sold for its fair market value. A holder of a Note with market discount may be required to defer deductions for a portion of such holder's interest expense on any indebtedness incurred or maintained to purchase or carry the Note.

         As an alternative to the foregoing, a holder of a Note with market discount may elect under certain circumstances to accrue such market discount income currently (in which case its tax basis in the Note will be increased by such accrued market discount income and the deduction-deferral rule described in the preceding paragraph will not apply to the Note). Any such election applies to all obligations acquired by the holder in the taxable year of the election and all subsequent years, unless revoked with the consent of the IRS.

         BACKUP WITHHOLDING. A holder of a Note may be subject to backup withholding of federal income tax at the rate of 31% of interest paid with respect to the Note and on the proceeds of a sale or redemption of the Note. Backup withholding will not apply, however, if the holder (i) provides a taxpayer identification number under penalties of perjury and otherwise complies with the requirements of the backup withholding rules or (ii) is an exempt recipient or an exempt foreign person and demonstrates his qualifications for such exemption.
                                      -31-

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

         The Company has a Third Amended and Restated Credit Agreement, as amended (the "Revolving Credit Facility") with certain financial institutions ("Banks") and Wells Fargo Bank, N.A., as Agent ("Agent") pursuant to which the Banks have committed to provide the Company with a $200 million revolving credit facility, including a $95 million subfacility for standby letters of credit. The Revolving Credit Facility matures and must be paid in full on October 30, 2000, and is secured by a first priority, perfected security interest in (i) five of the Company's cement plants, not including the Florida cement plant, (ii) the Company's partnership interest in Kosmos Cement Company, (iii) the Company's interest in the stock of Mojave Northern Railroad Company, a wholly-owned subsidiary of the Company and a California corporation ("Mojave"), and (iv) Mojave's equipment. Interest on each loan under the Revolving Credit Facility accrues at either LIBOR or the Agent's base "prime" rate plus an applicable margin, in each case calculated upon the Company's ratio of funded debt to EBITDA. As of March 31, 1996, the applicable interest rate on the loans was 6.6% (LIBOR plus 1%).

         The Revolving Credit Facility generally limits (in each case with exceptions), among other things, the ability of the Company (i) to incur debt,
(ii) to grant liens, (iii) to make investments, (iv) to incur contingent obligations out of the ordinary course of business, (v) to issue Preferred Stock redeemable prior to October 30, 2002, (vi) to make fundamental changes to the organization or capital structure of the Company, (vii) to enter into sale-leaseback transactions, (viii) to sell the Florida cement plant or assets consisting of the collateral securing the Revolving Credit Facility, (ix) to enter into affiliate transactions not on an arm's length basis, (x) to engage in a new business not substantially the same as an existing business, (xi) to amend or waive certain debt documents, (xii) to use loan proceeds for purposes other than general corporate purposes, (xiii) to agree to restrict any subsidiary's ability to make payments to the Company, (xiv) to make principal payments on subordinated debt other than certain permitted junior payments, (xv) to enter into speculative hedge agreements, and (xvi) to make or declare certain dividends or distributions on account of its capital stock. The Revolving Credit Facility also subjects the Company to financial covenants relating to: (i) its ratio of funded debt to EBITDA; (ii) its consolidated tangible net worth; (iii) its ratio of current assets to current liabilities; and (iv) its ratio of EBITDA minus capital expenditures to free cash flow, in each case as defined.

         Events of Default under the Revolving Credit Facility include, among other things: (i) the Company's failure to make principal payments and, within applicable grace periods, to make payments of interest, fees or other amounts,
(ii) the Company's default of other monetary obligations on debt aggregating in excess of $10.0 million, (iii) the Company's breach of certain covenants, representations and warranties in the Revolving Credit Facility in any material respect, (iv) an involuntary or a voluntary liquidation, reorganization or bankruptcy proceeding against the Company, (v) the Company suffering a money judgment or a writ or attachment or possession of assets by a judgment creditor in excess of $7.5 million, (vi) the occurrence of certain ERISA events, (vii) any cessation of the subordination provisions with respect to subordinated debt of the Company, or (viii) upon a Change of Control of the Company, as defined. Other than with respect to clauses (i) or (iii) and certain events in clause
(iv), an Event of Default is subject to certain applicable grace periods.

                        DESCRIPTION OF THE SERIES B NOTES

         The Original Notes are, and the Series B Notes are to be, issued under the Indenture, which is dated as of March 19, 1996, between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). Upon the issuance of Series B Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain terms and provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. In addition, definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

         The aggregate principal amount of the Notes that may be issued will be limited to $125 million. The Notes will mature on March 1, 2006 and will bear interest from March 19, 1996 (or from the most recent date to which interest has been paid), payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 1996, to holders of record at the close of business on the February 15 or August 15 immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The interest rate on the Notes will be at the rate specified on the cover page hereof and the interest rate on the Original Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances described under "The Exchange Offer--Purpose and Effect of the Exchange Offer; Registration Rights."

         Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable (subject in the case of the Original Notes to compliance with transfer restrictions imposed by applicable securities laws for so long as the Original Notes are not registered for resale under the Securities Act), at the office or agency of the Company maintained for such purposes; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the holders of record as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

         Original Notes that remain outstanding after the consummation of the Exchange Offer together with the Series B Notes will be entitled to vote or consent on all matters as a single class of securities under the Indenture.

OPTIONAL REDEMPTION

         The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after March 1, 2001, upon not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the redemption prices (expressed as a percentage of the principal amount) set forth below, if redeemed during the 12-month period beginning March 1 of the years indicated below:

YEAR                                                      PERCENTAGE

2001..........................................              105.000%
2002..........................................              103.333%
2003..........................................              101.667%
2004 and thereafter...........................              100.000%
in each case together with accrued and unpaid interest to the redemption date.

         If less than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and reasonable. The Company will comply with all applicable notice requirements regarding redemption as set forth in the Indenture.

SINKING FUND

         The Notes are not subject to redemption through the operation of a sinking fund, or other mandatory redemption provisions (except as described under "--Change of Control" and "--Covenants--Limitations on Sale of Assets").

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on, the Notes (including, without limitation, by any purchase of Notes referred to in "--Change of Control" or in "--Limitations on Sale of Assets") and any other Indebtedness, obligations or liabilities arising under or in connection with the Indenture and the Notes, including all expenses, fees, interest and other amounts payable thereunder, will be expressly subordinate and subject in right of payment, as provided in the Indenture, to the prior payment in full of all Senior Indebtedness. As of March 31, 1996, the aggregate amount of Senior Indebtedness outstanding was approximately $78.6 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Covenants--Limitation on Additional Indebtedness." The Notes will be general unsecured obligations of the Company which will rank PARI PASSU with all existing and future senior subordinated Indebtedness of the Company. The Indenture provides that the Notes rank PARI PASSU with the 14% Notes.

         "Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing on or after the filing of a petition initiating any proceeding under any state or federal bankruptcy law, whether or not a claim for such interest is allowed or allowable in such proceeding) on, and all fees, indemnities, reimbursement obligations in connection with letters of credit and other monetary obligations of the Company in respect of, any Bank Credit Facility or any other Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing, or the agreement governing, such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Original Notes or the Series B Notes; (ii) Indebtedness that by its contractual terms is subordinate or junior in right of payment to any Indebtedness of the Company; (iii) that portion of any Indebtedness that is incurred in violation of the Indenture; (iv) Indebtedness of the Company to a Subsidiary; (v) Indebtedness that is represented by Disqualified Stock; (vi) any liability for federal, state, local or other taxes owed or owing by the Company; (vii) accounts payable or other obligations to trade creditors created, incurred or assumed in the ordinary course of business in connection with obtaining materials or services; and (viii) amounts owing under leases (other than Capitalized Lease Obligations).

         "Designated Senior Indebtedness" means (i) Indebtedness of the Company under any Bank Credit Facility and (ii) any other Senior Indebtedness which, at either the date of creation thereof or the date of determination, has an aggregate principal amount outstanding of, or under which at the date of creation thereof or the date of determination, the holders thereof are committed or have the option to lend, at least

$10 million and is specifically designated by the Company in any instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

         During the continuance of any default in the payment of principal of, reimbursement obligation under, premium, if any, or interest on, or any other amounts payable with respect to, any Senior Indebtedness, including any payment under a Hedging Obligation that constitutes Senior Indebtedness (a "Payment Default"), no payment or distribution of any assets of the Company of any kind or character may be made by the Company on account of the principal of, premium, if any, interest on, or other amounts payable in respect of, the Notes or on account of the purchase, redemption or other acquisition of or in respect of the Notes (except in each case for payments or distributions made in certain permitted equity interests or subordinated securities) unless and until such Payment Default has been cured or waived in writing or such Senior Indebtedness shall have been discharged or paid in full in cash or its equivalent or when the right under the Indenture to prevent any such payment is waived in writing by or on behalf of the holders of such Senior Indebtedness.

         Further, during the continuance of any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness (a "Covenant Default") and upon the receipt by the Trustee from the Senior Representative for such Designated Senior Indebtedness of a written notice of such Covenant Default, no payment or distribution of any assets of the Company of any kind or character may be made by the Company on account of the principal of, premium, if any, or interest on, or other amounts payable in respect of, the Notes or on account of the purchase, redemption or other acquisition of or in respect of, the Notes (except in each case for payments or distributions made in certain permitted equity interests or subordinated securities) for the period specified below (the "Payment Blockage Period").

         The Payment Blockage Period shall commence upon the receipt by the Trustee of such written notice from the Senior Representative for Designated Senior Indebtedness of a Covenant Default and shall end on the earliest of (i) 179 days after the receipt of such notice; (ii) the date on which such Covenant Default is cured or waived in writing or such Designated Senior Indebtedness is discharged or paid in full in cash or its equivalent; or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company and the Trustee from the Senior Representative initiating such Payment Blockage Period, or the holders of at least the requisite principal amount of such issue of Designated Senior Indebtedness as set forth in the agreements relating thereto. After the end of a Payment Blockage Period, the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments, unless such payment is prohibited because of a Payment Default or by reason of insolvency, as described in the second succeeding paragraph. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period. Any number of notices of Covenant Defaults may be given during a Payment Blockage Period; PROVIDED, that no such notice shall extend such Payment Blockage Period beyond 179 days and only one Payment Blockage Period may be commenced within any 360-day period. No Covenant Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period and that was known to the holders of or the Senior Representative for such Designated Senior Indebtedness will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such Covenant Default has been cured or waived for a period of not less than 90 consecutive days. The Company shall deliver a notice to the Trustee promptly after the date on which any Covenant Default is cured or waived or on which the Designated Senior Indebtedness related thereto is discharged or paid in full.

         If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the provisions referred to above, such failure would constitute an Event of Default under the Indenture and, thereafter, the holders of Notes would have the right to accelerate the maturity thereof in accordance with the Indenture. See "--Events of Default and Remedies."

         In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its Properties substantially as an entirety, upon the terms and conditions described under "-- Covenants--Limitation on Mergers, Consolidations and Sale of Assets"), all Senior Indebtedness (including interest accruing on or after the commencement of any such proceeding at the rate specified in the instrument evidencing the applicable Senior Indebtedness, whether or not a claim therefor is allowed or allowable in such proceeding, to the date of payment of such Senior Indebtedness) must be paid in full in cash or its equivalent before any payment or distribution of any assets of the Company of any kind or character (except in each case for payments or distributions made in certain permitted equity interests or subordinated securities) is made on account of principal of, premium, if any, interest on, or other amounts payable in respect of, the Notes, or on account of the purchase, redemption or other acquisition of, or in respect of, the Notes.

         By reason of such subordination, in the event of liquidation or insolvency of the Company, creditors of the Company that are holders of Senior Indebtedness or other indebtedness of the Company may recover more, ratably, than the holders of Notes, funds and assets which would otherwise be payable or distributable to holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

CHANGE OF CONTROL

         If a Change of Control shall occur at any time, each holder of Notes shall have the right, at the holder's option, to require the Company to purchase such holder's Notes, in whole or in part, in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Purchase Date"), which date shall be no fewer than 30 days nor more than 60 days from the date the Company notifies the holders of the occurrence of the Change of Control.

         Under the Indenture, the Company is obligated to give notice to holders of Notes and the Trustee within 30 days following a Change of Control specifying, among other things, that a Change of Control has occurred and that each holder of Notes has the right to require the Company to purchase such holder's Notes for cash, a statement reasonably describing the material circumstances and relevant material facts regarding such Change of Control event (including, if applicable, but not limited to, such relevant pro forma financial information with respect to the Company (or, if applicable, its successor) after giving effect to such Change of Control event as is reasonably available to the Company), the purchase price, the Purchase Date, that interest accrued to the Purchase Date will be paid upon such purchase and that interest will cease to accrue on Notes surrendered for purchase as of such Purchase Date, whether tender will be irrevocable and instructions determined by the Company that a holder must follow in order to have Notes purchased (including, but not limited to, the place at which Notes shall be presented and surrendered for purchase) and materials necessary to comply with applicable tender rules.

         The Company will comply with all applicable laws, including, to the extent applicable, section 14(e) of the Exchange Act and the rules thereunder, in the event that it is required to offer to purchase (a "Change of Control Offer") any Notes upon a Change of Control.

         "Change of Control" means (i) any sale, lease or other transfer of (other than the incurrence of a Lien on) all or substantially all of the assets of the Company to any Person as an entirety or substantially as an entirety in one transaction or a series of related transactions; (ii) the consolidation or merger of the Company with or into another Person pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other Property, other than any such transaction where
(a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving corporation or its parent and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation or its parent immediately after such transaction; (iii) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all Voting Stock of the Company then outstanding, except in a merger or consolidation which would not constitute a Change of Control under clause (ii) above; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination for election was previously so approved) ceasing for any reason (other than death) to constitute a majority of the Board of Directors of the Company then in office; or (v) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

         With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the holders have the right to require the Company to purchase the Notes.

         Prior to giving notice to holders, the Company shall, with respect to all Designated Senior Indebtedness which would prohibit the making of a Change of Control Offer or a purchase of Notes thereunder, or with respect to which the making of a Change of Control Offer or a purchase of Notes thereunder would constitute a default or event of default, either (i) repay in full in cash or Cash Equivalents, or otherwise make arrangements satisfactory to the holders of such Designated Senior Indebtedness (or their respective Senior Representatives) for the repayment in full in cash or Cash Equivalents of, such Designated Senior Indebtedness or offer to repay such Designated Senior Indebtedness in full in cash or Cash Equivalents and have repaid in full in cash or Cash Equivalents, or otherwise made arrangements satisfactory to the holders of such Designated Senior Indebtedness (or their respective Senior Representatives) for the repayment in full in cash or Cash Equivalents of, the Designated Senior Indebtedness of such issue held by any lender who accepts such offer; or (ii) obtain the requisite consents under any Bank Credit Facility and any other such Designated Senior Indebtedness to make a Change of Control Offer and to purchase Notes upon a Change of Control. The Company shall not make the Change of Control Offer until all such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents and/or such requisite consents have been obtained.

         The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Bank Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be paid or purchased upon a Change of Control. The Bank Credit Facility contains, and future Senior Indebtedness may contain, restrictions or prohibitions on the making of a Change of Control Offer or a purchase of Notes thereunder. Moreover, the exercise by the holders of Notes of their right to require the Company to purchase the Notes could cause a default under Senior Indebtedness, even if the
                                      -37-

Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Consequently, if the Company is not able to prepay indebtedness outstanding under the Bank Credit Facility and any other Senior Indebtedness containing similar restrictions or to obtain requisite consents, or if the Company's funds are insufficient, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their purchase rights following a Change of Control, thereby resulting in a default under the Indenture. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management.

COVENANTS

         LIMITATION ON ADDITIONAL INDEBTEDNESS. The Company and its Subsidiaries will not, directly or indirectly, create, incur, assume, become liable for or guarantee the payment of (collectively, "incur") any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Indebtedness) and its Subsidiaries may incur Acquired Indebtedness if, at the time of such incurrence and after giving effect thereto, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such incurrence (the "coverage period"), taken as one period and calculated on a pro forma basis as if such Indebtedness had been incurred and the proceeds therefrom applied and calculated using the assumptions and adjustments set forth in the following two paragraphs, would have been greater than 2.25 to 1.

         The following assumptions, and any related adjustments, shall be used in calculating the Consolidated Fixed Charge Coverage Ratio and the components thereof for the coverage period giving rise to such determination: (i) the Indebtedness (including Acquired Indebtedness) being incurred will be assumed to have been incurred and the proceeds therefrom applied on the first day of such coverage period; (ii) any other Indebtedness (including Acquired Indebtedness) incurred since the beginning of such coverage period that remains outstanding will be assumed to have been incurred on the first day of such coverage period, except that, in making such computation, Indebtedness incurred under a revolving credit or similar arrangement shall be computed on the average daily balance of such Indebtedness during such coverage period unless such Indebtedness is projected in the reasonable judgment of senior management of the Company to remain outstanding for a period in excess of 12 months from the date of incurrence of such Indebtedness, in which case such Indebtedness will be assumed to have been incurred on the first day of such coverage period; (iii) with respect to the incurrence of any Acquired Indebtedness since the beginning of such coverage period, the related acquisition (whether by means of purchase, merger or otherwise) and any related repayment of any Indebtedness will be assumed to have occurred on the first day of such coverage period; (iv) with respect to Indebtedness repaid (other than a repayment of revolving credit Indebtedness, except for revolving credit Indebtedness that was not subject to the exception in clause (ii) above and therefore was assumed to have been incurred on the first day of such coverage period) during such coverage period (or subsequent thereto) or being repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness, such Indebtedness will be assumed to have been repaid on the first day of such coverage period; (v) any permanent reduction in the committed amount of a revolving credit facility during such coverage period (or subsequent thereto) will be deemed to have occurred on the first day of such coverage period and interest paid on any amounts drawn on such revolving credit facility during such coverage period in excess of such reduced committed amount shall, for the period during which such drawn amounts were actually outstanding, be excluded from such calculation; (vi) if since the beginning of such coverage period the Company has made any Asset Acquisition or Asset Sale, such Asset Acquisition or Asset Sale will be assumed to have occurred on the first day of such coverage period; and (vii) effect shall be given to the net amounts payable or receivable under agreements described in the definition of Hedging Obligations.

         For the purpose of determining compliance with the "Limitation on Additional Indebtedness" covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify such item of Indebtedness and only be required to include the amount and type of each class of Indebtedness in the test specified in this covenant or in one of the clauses of the definition of Permitted Indebtedness; (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP; and (iii) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of Acquired Indebtedness shall be deemed to have been incurred by the Company at the time an acquired Person becomes a Subsidiary (or is merged into the Company or a Subsidiary) or at the time of the acquisition of assets, as the case may be.

         LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Company will not permit any Subsidiary to, directly or indirectly, issue any Preferred Stock (other than to the Company or a Wholly-Owned Subsidiary).

         LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Restricted Payment; (ii) the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the date of such Restricted Payment, taken as one period and calculated on a pro forma basis as if such Restricted Payment had been made on the first day of such period, using the assumptions and adjustments set forth above under the final two paragraphs of "Limitation on Additional Indebtedness," would have been greater than 2.25 to 1; and (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (with the fair market value of any such Restricted Payment, if other than in cash, being determined in good faith by the Company's Board of Directors, as evidenced by a resolution of such Board) declared or made subsequent to the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to March 31, 1996 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment; plus (b) 100% of the aggregate net cash proceeds received by the Company from any Person or Persons (other than a Subsidiary) as a capital contribution to the Company or from the issue or sale (other than to a Subsidiary), after the Issue Date, of Capital Stock (other than Disqualified Stock) of the Company; plus (c) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company into or for Capital Stock (other than Disqualified Stock) of the Company; plus (d) in the case of a cash return of capital or principal from an Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the cash proceeds of such return of capital or principal, or the amount of such Restricted Payment; plus (e) $30 million.

         Notwithstanding the foregoing, the above limitations will not prevent:
(a) the payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would have complied with the provisions of the Indenture; (b) the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary) of, other shares of Capital Stock (other than Disqualified Stock) of the Company; (c) the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company which is subordinate in right of payment to the Notes, in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent (1) sale (other than to a Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of the Company or (2) incurrence of Refinancing Indebtedness with respect to such subordinated Indebtedness; (d) the purchase or redemption of shares of Capital Stock of the Company (including stock appreciation rights and similar securities) held by present or former directors, officers or employees of the Company or any Subsidiary or by any employee stock ownership plan or similar trust for the account of such present or former director, officer or employee upon such person's death, disability, retirement or termination of employment or under the terms of any such plan or trust or any other agreement under which such shares or rights were issued; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock pursuant to this clause (d) shall not exceed in any twelve-month period, $500,000 plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Capital Stock by the Company to directors, officers or employees of the Company and its Subsidiaries; (e) an exchange of shares of the Company's Series B Preferred Stock outstanding on the Issue Date for 7 1/2% Convertible Subordinated Debentures Due 2013 of the Company pursuant to the terms of such stock as in effect on the Issue Date; (f) the payment of the regular preferred dividends on shares of the Existing Preferred Stock; and (g) the payment of dividends on the Company's Capital Stock (PROVIDED that any dividend paid pursuant to this clause (g) shall be subject to clause (iii) of the immediately preceding paragraph, and that the aggregate amount of all dividends paid pursuant to this clause (g) shall not exceed $10 million during any 12-month period); PROVIDED that (x) no Restricted Payment described in clauses (b) through (g) of this sentence may be made if any Default or Event of Default shall have occurred and shall be continuing at the time or would occur as a result of such Restricted Payment and (y) each Restricted Payment described in clauses (a), (b), (c)(1), (d), (f) and (g) (but not clauses
(c)(2) and (e)) of this sentence shall be taken into account for the purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (iii) of the immediately preceding paragraph.

         LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in or measured by its profits owned by the Company or any Subsidiary; (ii) pay any Indebtedness owed to the Company or any Subsidiary; (iii) make loans or advances to the Company or any Subsidiary; or (iv) transfer any of its properties or assets to the Company or any Subsidiary, except for (a) any encumbrances or restrictions existing under written agreements (including the Indenture and the Notes) in effect on the Issue Date, (b) encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary (unless the agreement creating such encumbrance or restriction was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary), PROVIDED that such encumbrances or restrictions shall not encumber or restrict any assets of the Company or its other Subsidiaries other than such Subsidiary, (c) any encumbrances or restrictions under any agreement evidencing Acquired Indebtedness incurred pursuant to the provisions of the "Limitation on Additional Indebtedness" covenant; PROVIDED that such encumbrances or restrictions shall apply only to such Person (if the Person is acquired) or the acquired assets (if the assets are acquired directly), (d) any encumbrances or restrictions existing under any Bank Credit Facility, (e) encumbrances or restrictions under any agreement that refunds, rearranges, restructures, refinances or replaces any agreement described in clauses (a) through (d) above, PROVIDED that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of Notes than those under the agreement so refunded, rearranged, restructured, refinanced or replaced, (f) customary non-assignment provisions in leases and purchase money financings, (g) any Lien or agreement restricting the sale or other disposition of Property otherwise permitted under the Indenture, if such Lien or agreement does not expressly restrict the ability of a Subsidiary to pay dividends or make or repay loans or advances to the Company, (h) any encumbrance or restriction due to applicable law and (i) encumbrances or restrictions contained in any agreement with respect to a sale of assets or Capital Stock permitted under the Indenture for the period from the date of the execution of such agreement until the date of the closing thereunder or, if the Company or any Subsidiary retains title to any such assets after closing, such later date as title is transferred.

         LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of any Properties or the rendering of any service) or series of related transactions with any Affiliate of the Company, any Affiliate of any Subsidiary or any holder of 10% or more of any class of Capital Stock of the Company ("Affiliate Transaction"), on terms that are less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable arm's length transaction with an unrelated Person that is not an Affiliate of the Company or a Subsidiary or a 10% stockholder of the Company.

         In addition, the Company will not, and will not permit any Subsidiary to, enter into any Affiliate Transaction, unless the Company delivers to the
Trustee: (i) with respect to such Affiliate Transaction involving the aggregate value, remuneration or other consideration of more than $5 million, an Officer's Certificate certifying that such transaction complies with the preceding paragraph; and (ii) with respect to such Affiliate Transaction involving the aggregate value, remuneration or other consideration of more than $10 million, either (a) an Officer's Certificate certifying that such transaction complies with the preceding paragraph and has been approved by a majority of the Board of Directors of the Company (including a majority of the disinterested directors) or (b) a written opinion of an independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

         Notwithstanding the foregoing limitations, the term "Affiliate Transaction" shall not include: (i) any payment of money or issuance of securities (or provision of benefits, including indemnification) by the Company or any Subsidiary pursuant to employment agreements and arrangements and employee benefit plans approved by the Board of Directors of the Company or the applicable Subsidiary; (ii) reasonable payments and other benefits (including indemnification) provided to directors for service on the Board of Directors of the Company or any Subsidiary, including the reimbursement or advancement of out-of-pocket expenses and directors' and officers' liability insurance; (iii) any transaction the prohibition of which would constitute a violation of Section
4.15 of the Indenture dated as of October 15, 1991 between the Company and State Street Bank and Trust Company of Connecticut, National Association, Trustee, pursuant to which the 14% Notes were issued (the "14% Notes Indenture"), which limits, among other things, the ability of Subsidiaries to create restrictions on their ability to pay dividends or make distributions, or the similar covenant in the Bank Credit Facility in effect on the Issue Date; (iv) any Restricted Payment otherwise permitted under the "Limitation on Restricted Payments" covenant, any payment or transaction which is not a Restricted Payment by virtue of the parentheticals in clauses (i) and (ii) of the definition of Restricted Payment, or any Permitted Investment; or (v) transactions between the Company and a Subsidiary, or between any Subsidiary and another Subsidiary, in the ordinary course of business.

         LIMITATIONS ON SALE OF ASSETS. The Company will not, and will not permit any Subsidiary to, make any Asset Sale unless: (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board); (ii) except as provided in the immediately following sentence, not less than 75% of the consideration received by the Company or such Subsidiary, as the case may be, consists of cash or Cash Equivalents (PROVIDED that (a) the amount of any Senior Indebtedness of the Company or any Indebtedness of such Subsidiary that is assumed or paid by the transferee in any such transaction and (b) the fair market value as of the date of acquisition of any Exchanged Properties received by the Company or such Subsidiary in any such transaction shall each be deemed to be cash for purposes of this clause (ii) and the immediately following sentence); and (iii) the Net Cash Proceeds, if any, received by the Company or such Subsidiary, as the case may be, from such Asset Sale are applied in accordance with the following paragraphs. The Company and its Subsidiaries will not be required to comply with clause (ii) of the immediately preceding sentence in connection with an Asset Sale if and to the extent that the sum of (a) the aggregate non-cash consideration received in connection with such Asset Sale and
(b) the sum of all non-cash consideration received in connection with prior Asset Sales that has not yet been converted into cash or cash equivalents does not exceed $15 million; PROVIDED that if and when any such non-cash consideration is converted into cash or cash equivalents, it shall constitute receipt of Net Cash Proceeds.

         The Company may, within 365 days following the receipt of Net Cash Proceeds from any Asset Sale, apply such Net Cash Proceeds to (i) the repayment of Senior Indebtedness of the Company or Indebtedness of the Company's Subsidiaries, PROVIDED that any such repayment, if with respect to any revolving credit, shall result in a permanent reduction in any revolving credit or other commitment relating thereto in an amount equal to the principal amount so repaid, unless such amount is used within such 365-day period for investments or purchases described in clauses (ii) and (iii) of this sentence; (ii) make an investment in capital expenditures in the cement, concrete products or building products industries, or any other line of business in which the Company was engaged on the Issue Date, or in working capital items or current assets related thereto (other than cash or cash equivalents); or (iii) purchase Exchanged Properties.

         If, upon completion of the 365-day period, any portion of the Net Cash Proceeds of any Asset Sale shall not have been applied by the Company as described in clauses (i), (ii) or (iii) of the preceding paragraph and such remaining Net Cash Proceeds, together with any remaining Net Cash Proceeds from any prior Asset Sale (such aggregate constituting "Excess Proceeds") exceed $10 million, then the Company will be required to make an offer (a "Net Proceeds Offer") to purchase from all holders of Notes the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (on a pro rata basis if the amount available for such purchase is less than the principal amount of Notes tendered in such Net Proceeds Offer) at a purchase price in cash of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. To the extent that the aggregate amount of Notes tendered pursuant to the Net Proceeds Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of a Net Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

         The Company will comply with all applicable laws, including, to the extent applicable, section 14(e) of the Exchange Act and the rules thereunder, in the event that it is required to make a Net Proceeds Offer.

         The terms of the Bank Credit Facility will prohibit, subject to certain exceptions, the Company's prepayment of Notes prior to their scheduled maturity. Future Senior Indebtedness of the Company may contain similar provisions. Moreover, the exercise by the holders of Notes of their right to require the Company to purchase the Notes could cause a default under Senior Indebtedness, even if the repurchase of Notes is not directly prohibited, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Consequently, if the Company is not able to prepay indebtedness outstanding under the Bank Credit Facility and any other Senior Indebtedness containing similar restrictions or to obtain requisite consents, or the Company's funds are insufficient, the Company will be unable to make a Net Proceeds Offer or purchase Notes thereunder, thereby resulting in a default under the Indenture.

         LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary to, create, incur or otherwise cause or suffer to exist or become effective any Lien, other than Permitted Liens, upon any Property of the Company or any Subsidiary (including Capital Stock or Indebtedness of any Subsidiary), now owned or hereafter acquired, to secure any Indebtedness that is PARI PASSU with or subordinate in right of payment to the Notes, unless (i) if such Lien secures Indebtedness which is PARI PASSU with the Notes, then the Notes are secured on an equal and ratable basis or (ii) if such Lien secures Indebtedness which is junior to the Notes, any such Lien shall be junior to a Lien granted to the holders of the Notes, in each case until such time as such Indebtedness is no longer secured by a Lien, at which time such Lien securing the Notes shall automatically cease to exist.
                                      -42-

         LIMITATION ON FUTURE SENIOR SUBORDINATED INDEBTEDNESS. The Company will not incur any Indebtedness, other than the Notes, that is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness by its terms is PARI PASSU with, or subordinated to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture.

         LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. The Company will not, and will not permit any Subsidiary to, enter into any sale and leaseback transaction with respect to any Property (whether now owned or hereafter acquired) unless (i) the Company or such Subsidiary, as the case may be, would be entitled under the "Limitation on Additional Indebtedness" covenant to incur any Capitalized Lease Obligations in respect of such sale and leaseback transaction; and (ii) the Company or such Subsidiary receives proceeds from such sale and leaseback transaction at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board) and such proceeds are applied in accordance with the "Limitations on Sale of Assets" covenant.

         LIMITATION ON MERGERS, CONSOLIDATIONS AND SALE OF ASSETS. The Company will not consolidate or merge with or into any other Person or entity, or permit any other Person or entity to consolidate or merge with or into the Company (except, in each case, a merger of the Company with a Wholly-Owned Subsidiary which is organized and existing under the laws of the United States, any state thereof, or the District of Columbia, for the purpose of redomesticating the Company), nor will the Company sell, lease, convey or otherwise dispose of (other than the incurrence of a Lien on) all or substantially all of its assets unless (i) either (a) the Company shall be the surviving or continuing corporation or (b) the entity formed by or surviving any such consolidation or merger, or to which such sale, lease, conveyance or other sale shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company under the Notes and the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) immediately after giving effect to such transaction, the Company or the Surviving Entity, as the case may be, could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitation on Additional Indebtedness" covenant.

         CERTAIN PERMITTED TRANSACTIONS. Notwithstanding any of the foregoing covenants, nothing in the Indenture shall prohibit any transaction the prohibition of which would constitute a violation of Section 4.15 of the 14% Notes Indenture, which limits, among other things, the ability of Subsidiaries to create restrictions on their ability to pay dividends or make distributions, or the similar covenant in the Bank Credit Facility as in effect on the Issue Date.

         REPORTS. The Indenture provides that, so long as the Company is subject to the periodic reporting requirements of the Exchange Act, it shall furnish the reports required to be filed with the Commission (excluding exhibits) to the Trustee and the holders of Notes. The Indenture also provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish such reports both to the Commission and to the Trustee and the holders of Notes as if it were subject to such periodic reporting requirements.

CERTAIN DEFINITIONS

         "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Subsidiary (or such Person is merged into the Company or any Subsidiary) or (ii) assumed in connection with the acquisition of assets from any such Person, and, in each

                                      -43-

case, not incurred in connection with, or in the contemplation of, such Person becoming a Subsidiary or such acquisition.

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controls" and "controlled"), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Acquisition" means (i) a transaction in which any other Person shall become a Subsidiary or shall be merged with the Company or any Subsidiary; or (ii) the acquisition by the Company or any Subsidiary of assets of any Person which constitute substantially all of a cement plant or terminal, concrete batch plant, aggregate quarry or operation, ready-mixed concrete operation or other operating unit or business of such Person.

         "Asset Sale" means any sale, lease, conveyance, transfer or other disposition (or series of related sales, leases, conveyances, transfers or dispositions) of any Capital Stock (including the issuance of shares of Capital Stock) of a Subsidiary or Property, whether owned on the Issue Date or thereafter acquired, in one or more related transactions, by the Company or any Subsidiary, whether for cash or other consideration, other than (i) a disposition by the Company or a Subsidiary to another Subsidiary or by a Subsidiary to the Company; (ii) a disposition of Property in the ordinary course of business; (iii) a disposition or abandonment of damaged, worn-out or obsolete Property or Property no longer necessary for the conduct of the Company's business, provided that the Net Cash Proceeds, if any, received from such disposition or abandonment exceeding $250,000 will be applied in the manner set forth in the "Limitation on Sale of Assets" covenant; (iv) any disposition pursuant to a consolidation, merger or transfer of assets that is permitted by the "Limitation on Mergers, Consolidations and Sale of Assets" covenant; (v) Liens; (vi) any disposition which is a Restricted Payment made in accordance with the "Limitation on Restricted Payments" covenant or which is not a Restricted Payment by reason of the parenthetical in clause (i) of the definition of Restricted Payment; (vii) any Permitted Investment described in clause (v)(c) or (vii) of the definition of Permitted Investment; and (viii) other disposition or dispositions during any 12-month period having in the aggregate a fair market value of less than $2 million.

         "Average Life" means, as of the date of determination, with reference to any Indebtedness, the number of years obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

         "Bank Credit Facility" means the $200 million Third Amended and Restated Credit Agreement dated as of November 3, 1995 among the Company, the financial institutions signatory thereto and Wells Fargo Bank, N.A., as agent, together with the documents related thereto (including, without limitation, any letters of credit issued pursuant thereto, and any related guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced (including with other lenders), from time to time and including any agreement or agreements (which agreement or agreements state therein that they represent a "Bank Credit Facility" for purposes of the Indenture) extending or lessening the maturity of, refinancing, modifying, increasing, substituting for, adding to (including by the creation of a new agreement or agreements or facility unrelated to, and whether or not refinancing or increasing any Indebtedness under, any then existing Bank Credit Facility) or otherwise restructuring (including, but not limited to, the inclusion of additional or different or substitute lenders or agents thereunder) all or any portion of the Indebtedness, including changing the borrowing limits, under any Bank Credit Facility, regardless of whether any Bank Credit Facility or any portion thereof was outstanding or in effect at the time of such replacement, refinancing,
                                      -44-

increase, addition, substitution, extension, restructuring, supplement or modification. There may at any time be multiple Bank Credit Facilities, and the term "Bank Credit Facility" shall refer to all such Bank Credit Facilities.

         "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of this definition, the amount of such obligation at any date shall be the amount thereof at such date, determined in accordance with GAAP.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options or other equivalents (however designated) of such Person's capital stock, whether now outstanding or issued after the Issue Date, including, without limitation, all common stock and Preferred Stock.

         "Cash Equivalents" means (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) commercial paper rated "P-1" or "P-2" or an equivalent or higher rating by Moody's Investors Service, Inc. or "A-1" or "A-2" or an equivalent or higher rating by Standard & Poor's Ratings Group and maturing not more than 180 days from the date of acquisition thereof;
(iii) demand and time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than 180 days from the date of acquisition thereof; (iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause (iii); and (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof rated "Aa3" or an equivalent or higher rating by Moody's Investors Service, Inc. or rated "AA-" or an equivalent or higher rating by Standard & Poor's Ratings Group.

         "Consolidated EBITDA" means, for any period, on a consolidated basis for the Company and its Subsidiaries as determined in accordance with GAAP, (i) the sum (without duplication) for such period of (a) Consolidated Net Income,
(b) federal and state income tax expense, (c) interest, net of amounts capitalized, (d) depreciation, depletion and amortization expense (including amortization of debt discount and debt issue costs) and (e) any other non-cash charges to earnings relating to restructuring or other unusual charges (to the extent deducted in determining Consolidated Net Income); less (ii) any cash actually paid during such period related to any restructuring or other unusual charges incurred after the Issue Date.

         "Consolidated Fixed Charges" means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum (without duplication) for such period of (i) the aggregate amount of interest, whether expensed, capitalized or accrued during such period (including any non-cash interest payments or accruals and the interest portion of Capitalized Lease Obligations, but excluding amortization of debt discount and debt issue costs) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; PROVIDED that, in making such computation, Consolidated Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation was the applicable rate for the entire period; and (ii) all dividends in respect of Disqualified Stock and Existing Preferred Stock to the extent payable to Persons other than the Company or a Subsidiary.

         "Consolidated Fixed Charge Coverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio, the ratio of (i) Consolidated EBITDA for the relevant coverage period to (ii) Consolidated Fixed Charges for the relevant coverage period.

                                      -45-

         "Consolidated Net Income" means, for any period, the net income or loss of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding, without duplication and together with any related provisions for taxes, (i) extraordinary gains and extraordinary losses; (ii) net gains or losses in respect of dispositions of assets other than in the ordinary course of business; (iii) the net income of any Person (other than a Subsidiary) in which any other Person other than the Company or any Subsidiary has a joint equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Subsidiary by such Person during such period; (iv) the net income of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or that other Person's assets are acquired by the Company or any Subsidiary, except to the extent includable in Consolidated Net Income pursuant to clause (iii) above; (v) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is at the time prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; (vi) any gains or losses attributable to write-ups or write-downs of assets other than in the ordinary course of business; (vii) the cumulative effect of a change in accounting principles;
(viii) net income (loss) from discontinued operations; and (ix) the gains or losses realized during such period resulting from the acquisition of securities, or extinguishment of Indebtedness, of the Company or any Subsidiary.

         "Consolidated Net Tangible Assets" means, as of any date of determination, the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (less applicable reserves and other items properly deductible from total assets) and after deducting therefrom (to the extent otherwise included therein): (i) goodwill, unamortized debt discount and expense, and other intangible assets (other than permits and other contractual rights used in the operation of the Company's business); and (ii) appropriate deductions for any minority interests.

         "Consolidated Net Worth" means, as of any date of determination, the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (less applicable reserves and other items properly deductible from total assets) and after deducting therefrom (i) total liabilities as of such date and (ii) appropriate deductions for any minority interests.

         "Default" means any event, occurrence or condition that, with the passage of time, the giving of notice or both, would constitute an Event of Default.

         "Disqualified Stock" means any Capital Stock of any Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the maturity date of the Notes, or which is exchangeable or convertible into debt securities of such Person, except to the extent that such exchange or conversion rights cannot be exercised prior to the maturity date of the Notes.

         "Exchanged Properties" means capital assets or other long-term assets used in, or Capital Stock of a Person engaged primarily in, the cement, concrete products or building products industries or any other line of business in which the Company was engaged on the Issue Date, and working capital items or current assets related thereto (other than cash or cash equivalents); PROVIDED in the case of an acquisition of Capital Stock of a Person that after such purchase such Person would be a Wholly-Owned Subsidiary.

         "Existing Preferred Stock" means the Company's Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock outstanding on the Issue Date.
                                      -46-

         "GAAP" means generally accepted accounting principles recognized as such by the American Institute of Certified Public Accountants, as in effect on the Issue Date.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign currency exchange contracts, foreign currency swaps, commodities futures and any other agreement designed to protect such Person against fluctuations in interest rates, currency valuations or commodity prices.

         "Indebtedness" means, with respect to any Person, (i) any liability of such Person (a) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility;
(b) evidenced by a bond, note, debenture or similar debt instrument; (c) for the balance deferred and unpaid of the purchase price for any Property (except for trade payables arising in the ordinary course of business); (d) for the payment of money relating to a lease that is required to be classified as a Capitalized Lease Obligation; or (e) for the maximum fixed repurchase price of any Disqualified Stock of such Person plus accrued and unpaid dividends thereon;
(ii) any obligation of others secured by a Lien on any asset of such Person, whether or not any obligation secured thereby has been assumed, by such Person;
(iii) any obligations of such Person under any Hedging Obligation; and (iv) any obligation of such Person which in economic effect is a guarantee with respect to any Indebtedness of another Person.

         For purposes of this definition, "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the board of directors of the Person issuing such Disqualified Stock.

         "Investment" means, with respect to any Person, (i) all investments by such Person in any other Person in the form of loans (including guarantees of loans), advances or capital contributions (including the contribution of assets); (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person; and (iii) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

         "Issue Date" means the date on which the Notes were first authenticated and delivered under the Indenture, which was March 19, 1996.

         "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the cash payments or Cash Equivalents (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) from such Asset Sale, net of (i) fees, commissions, expenses and other direct costs of sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and, if applicable, any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale; (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions); (iii) amounts required to be applied to the repayment of Indebtedness which is secured by a Lien on the asset or assets that are the subject of such Asset Sale or Indebtedness which must by its terms, or in order to obtain a necessary consent, or by applicable law, be repaid out of the proceeds of such Asset Sale; (iv) any amount required to be paid to any Person (other than the Company or any of its Subsidiaries) owning a beneficial interest in the stock or other assets sold; and (v) reserves in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale. Further, with respect to an Asset Sale by a Subsidiary which is not a Wholly-Owned Subsidiary, Net Cash Proceeds shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

         "Permitted Indebtedness" means (i) Indebtedness of the Company evidenced by the Original Notes or the Series B Notes; (ii) Indebtedness of the Company or any Subsidiary outstanding on the Issue Date (excluding any Indebtedness that is repaid with the proceeds of the private placement of the Original Notes); (iii) Indebtedness of the Company under any Bank Credit Facility, PROVIDED that the aggregate amount of Permitted Indebtedness outstanding under all Bank Credit Facilities shall at no time exceed $255 million; (iv) Indebtedness incurred by the Company or any Subsidiary consisting of Purchase Money Obligations and Capitalized Lease Obligations in an amount not to exceed $25 million at any one time outstanding; (v) Indebtedness of the Company to any Subsidiary (PROVIDED that such Indebtedness is evidenced by a note) and Indebtedness of a Subsidiary to the Company or another Subsidiary; PROVIDED, HOWEVER, that any Indebtedness of any Subsidiary owed to any Subsidiary that ceases to be such a Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under "Limitation on Additional Indebtedness" at the time the Subsidiary in question ceases to be a Subsidiary; (vi) Indebtedness of the Company or a Subsidiary under a guarantee of any Permitted Indebtedness incurred by a Subsidiary and Indebtedness of any Subsidiary under a guarantee of any Indebtedness of the Company; (vii) Indebtedness of the Company or any Subsidiary in respect of bid, performance or advance payment bonds (or letters of credit in lieu thereof), bankers' acceptances and surety or appeal bonds provided in the ordinary course of business; (viii) Indebtedness under Hedging Obligations; (ix) Indebtedness of the Company or any Subsidiary consisting of obligations in respect of purchase price adjustments, guaranties or indemnities in connection with any acquisition or disposition of assets permitted under the Indenture; (x) Indebtedness of any Permitted Joint Venture with respect to which no recourse may be had to the assets of the Company or any Subsidiary (other than such Permitted Joint Venture or a Subsidiary the only material asset of which is an interest in such Permitted Joint Venture); (xi) additional Indebtedness of the Company or any Subsidiary, not to exceed $50 million in the aggregate at any one time outstanding; and (xii) any Refinancing Indebtedness.

         "Permitted Investments" means (i) Investments existing on the Issue Date; (ii) Investments in Cash Equivalents; (iii) any Investment in a Subsidiary or any Investment in any other Person if, as a result, such Person either (a) becomes a Subsidiary or (b) is merged or consolidated with or into, or transfers all or substantially all of its assets to, the Company or a Subsidiary; (iv) loans or advances to employees or customers made in the ordinary course of business and guaranties or similar obligations with respect to the foregoing;
(v) (a) negotiable instruments held for collection, (b) lease, utility and similar deposits and (c) stock, obligations or securities received in settlement or restructuring of obligations owing to the Company or a Subsidiary, in each case as to obligations that arose in the ordinary course of business of the Company or such Subsidiary; (vi) sales of goods on trade credit terms consistent with industry practices; (vii) Investments in Permitted Joint Ventures; PROVIDED that, after giving effect to such Investment, the ratio of (a)(1) the sum of the aggregate amount of all such Investments made on or after the Issue Date pursuant to this clause (vii) less (2) the aggregate amount of all cash distributions, cash dividends or other cash returns received on or after the Issue Date on Investments made pursuant to this clause (vii) to (b) the Company's Consolidated Net Tangible Assets as of the end of the Company's most recent fiscal quarter for which financial statements have been furnished to the Trustee and the holders of Notes pursuant to the "Reports" covenant shall not exceed 5%; (viii) any Investment in the Company by a Subsidiary; and (ix) in addition to Investments described in clauses (i)-(viii) of this definition, Investments with a fair market value

(determined for each such Investment when it is made) at any time not exceeding $10 million in the aggregate.

         "Permitted Joint Venture" means any Person (i) in which the Company owns at least 25% of the outstanding equity interests and (ii) that does not have or enter into any line of business other than the cement, concrete products or building products industries, or any other line of business in which the Company was engaged on the Issue Date.

         "Permitted Liens" means (i) Liens existing on the Issue Date; (ii) Liens on the Issue Date or thereafter securing any Hedging Obligations of the Company or any Subsidiary; (iii) Liens securing Refinancing Indebtedness, the proceeds of which are used to refinance Indebtedness of the Company or any Subsidiary; PROVIDED that such Liens either extend to or cover only the Property then securing the Indebtedness being refinanced or comply with the covenant set forth under "Limitation on Liens;" (iv) Liens securing Acquired Indebtedness incurred by the Company or any Subsidiary and permitted under the "Limitation on Additional Indebtedness" covenant or Liens on Property at the time such Property is acquired, PROVIDED that such Liens attach solely to the assets or Property (or the assets of the Subsidiary) acquired and were in existence prior to the contemplation of the acquisition; (v) Liens securing Indebtedness owing to the Company by a Subsidiary; (vi) Liens securing Purchase Money Obligations incurred in accordance with the Indenture; (vii) Liens securing Indebtedness of the Company or any Subsidiary in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided in the ordinary course of business; (viii) any interest or title of a lessor in assets or Property subject to Capitalized Lease Obligations of the Company or any Subsidiary; (ix) rights of setoff; (x) Liens imposed by law; (xi) other Liens (not securing Indebtedness for money borrowed) incidental to the conduct of the business of the Company or any of its Subsidiaries or the ownership of their assets, that do not materially detract from the value of the property of the Company or Subsidiary subject thereto; or
(xii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

         "Person" means any individual, corporation, limited or general partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means, with respect to any Person, all Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to distribution in profit or liquidation, to shares of Capital Stock of another class of such Person.

         "Property" means, with respect to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person.

         "Purchase Money Obligations" means any Indebtedness of the Company or any Subsidiary incurred to finance the acquisition or construction of any Property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed by the Company or a Subsidiary in connection with the acquisition of any Property from such Person; PROVIDED, HOWEVER, that any Lien securing such Indebtedness either (i) shall not extend to any Property other than the Property so acquired or constructed or
(ii) shall comply with the covenant set forth under "Limitation on Liens."

         "Refinancing Indebtedness" means Indebtedness that renews, rearranges, refunds, refinances or extends any Indebtedness of the Company or any Subsidiary outstanding on the Issue Date or other

Indebtedness permitted to be incurred by the Company or any Subsidiary pursuant to the terms of the Indenture, but only to the extent that (except if the Refinancing Indebtedness will be used to refinance all Notes outstanding) (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being renewed, rearranged, refunded, refinanced or extended, if at all; (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being renewed, rearranged, refunded, refinanced or extended or (b) after the maturity date of the Notes; (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has an Average Life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life to maturity of the portion of the Indebtedness being renewed, rearranged, refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes; (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (x) the aggregate principal amount then outstanding under the Indebtedness being renewed, rearranged, refunded, refinanced or extended, (y) the amount of accrued and unpaid interest, if any, on such Indebtedness being renewed, rearranged, refunded, refinanced or extended and (z) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being renewed, rearranged, refunded, refinanced or extended, except that (a) the Company may incur Refinancing Indebtedness to renew, rearrange, refund, refinance or extend Indebtedness of any Subsidiary and (b) any Subsidiary may incur Refinancing Indebtedness to renew, rearrange, refund, refinance or extend Indebtedness of another Subsidiary.

         "Restricted Investment" means any Investment (other than a Permitted Investment) or guarantee of an Investment (other than a Permitted Investment) in any Person.

         "Restricted Payment" means any of the following: (i) any dividend or other distribution in respect of the Capital Stock of the Company or any Subsidiary (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock), (b) any dividend or distribution in respect of the equity interests in a Subsidiary in respect of the class of equity interests owned by the Company or another Subsidiary, PROVIDED that such dividend or distribution is made pro rata, or in accordance with the terms of their interests, to all holders of such class of equity interests, and (c) any dividends or distributions payable to the Company or a Subsidiary); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company (other than a purchase, redemption, acquisition or retirement for other Capital Stock (other than Disqualified Stock)); (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes (other than with Capital Stock (other than Disqualified Stock)); and (iv) the making of any Restricted Investment.

         "Senior Representative" means any trustee, agent or representative, if any, for the holders of any Designated Senior Indebtedness or, if there is only one holder of an issue of Designated Senior Indebtedness, such holder.

         "Subsidiary" means any Person either (i) the majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body of which is directly or indirectly owned by the Company or (ii) in the case of a Person without a governing body, a majority of the outstanding common equity interests of which is directly or indirectly owned by the Company.

         "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no other class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

         "Wholly-Owned Subsidiary" means a Subsidiary of which all issued and outstanding Capital Stock is owned beneficially and of record by one or more of the Company and its Wholly-Owned Subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

         Events of Default shall include (i) failure by the Company to pay interest on the Notes when due and continuance of such failure for 30 days, whether or not prohibited by the subordination provisions of the Indenture; (ii) failure by the Company to pay the principal on, or premium, if any, of, the Notes when due and payable, whether at maturity, upon acceleration, redemption or otherwise (including failure to make payments pursuant to a Change of Control Offer or a Net Proceeds Offer), whether or not prohibited by the subordination provisions of the Indenture; (iii) failure by the Company to comply with any other covenant in the Indenture and continuance of such failure for 60 days after written notice from the Trustee or holders of 25% in principal amount of the Notes outstanding (except in the case of a default with respect to a Change of Control Offer or a Net Proceeds Offer pursuant to the "Change of Control" and "Limitation on Sale of Assets" covenants, and except in the case of a Default with respect to the "Limitation on Mergers and Consolidations" covenant, which will constitute Events of Default with such notice but without passage of time);
(iv) a default by the Company or any Subsidiary on any Indebtedness aggregating in excess of $10 million, and the acceleration of the maturity of such Indebtedness by reason of such default; (v) failure by the Company or any Subsidiary to pay when due, after giving effect to any applicable grace periods, any Indebtedness aggregating in excess of $10 million; (vi) a final judgment or judgments against the Company or any Subsidiary (to the extent not covered by insurance) aggregating in excess of $7.5 million which remains undischarged for a period (during which execution shall not have been effectively stayed) of 60 days after the date on which any period for appeal has expired and all rights of appeal have been denied; and (vii) certain events of bankruptcy, insolvency or reorganization involving the Company.

         If an Event of Default (other than an Event of Default specified in clause (vii) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee upon the request of such holders shall, declare by written notice to the Company (and, if any Designated Senior Indebtedness is outstanding, to the holders thereof or their Senior Representatives) the Notes due and payable immediately. Upon such acceleration, the entire principal amount of and accrued and unpaid interest on the Notes (i) shall become immediately due and payable; or (ii) if there is any Designated Senior Indebtedness outstanding, shall become due and payable upon the first to occur of an acceleration under such Designated Senior Indebtedness or five business days after receipt by the Company and the Senior Representatives with respect to such Designated Senior Indebtedness of such acceleration notice, unless all Events of Default specified in such acceleration notice (other than any Event of Default in respect of non-payment of principal of the Notes) shall have been cured. Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. However, if any Event of Default specified in clause (vii) of the prior paragraph occurs and is continuing, then all the Notes shall IPSO FACTO become and be immediately due and payable, without any declaration or other act on the part of the Trustee or any holder.

         The holders of a majority in principal amount of the Notes by written notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived. Notwithstanding the foregoing, any acceleration of payment of the Notes as a result of the failure of the Company to make an interest payment on the Notes during a Payment Blockage Period (an "Acceleration Due to Blockage") automatically will be rescinded if and when the following conditions are satisfied within five business days following the end of such Payment

Blockage Period: (i) the payment in respect of interest on the Notes, the failure of which gave rise to such Event of Default, is made; and (ii) no other Event of Default, other than an Event of Default which has occurred solely as a result of the acceleration of the Notes or of other Indebtedness of the Company or any Subsidiary prior to its express maturity that was caused solely by an Acceleration Due to Blockage, shall have occurred and be continuing.

         No holder will have any right to institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder, unless (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the holders of not less than 25% in aggregate principal amount of the Notes outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee,
(iii) the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request and (iv) the Trustee shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium of, if any, or interest on such holder's Note on or after the respective due dates expressed in such Note.

         The holders of more than 50% in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past defaults under the Indenture and their consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without consent of the holder of each Note outstanding. For information with respect to waiver of defaults, see "--Modification of the Indenture; Waiver."

         The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is required to notify the Trustee within five business days of becoming aware of any Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE; COVENANT DEFEASANCE

         At the Company's option, at any time, the Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption; (ii) the obligation of the Company to substitute apparently mutilated, defaced, destroyed, lost or stolen Notes; (iii) rights of holders of the Notes to receive payments of principal and interest on the Notes; (iv) rights, obligations and immunities of the Trustee under the Indenture; and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (a) the Company will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (b) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or
(c) (1) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (2) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such satisfaction and discharge have been complied with.

         The Indenture will also cease to be in effect (except as described in (i) through (v) in the immediately preceding paragraph) and the Indebtedness on all outstanding Notes will be discharged on the 91st day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and
                                      -52-

dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding to maturity or redemption in accordance with the terms of the Indenture and the Notes. Such a trust may only be established if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (ii) the Company has delivered to the Trustee an opinion of counsel stating that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions related to the defeasance have been complied with.

         The Company may also be released from its obligations described under "--Change of Control" and "--Covenants" and shall cease to be subject to clauses
(iii) through (vi) of the first paragraph under "Events of Default and Remedies," with respect to the Notes outstanding on the 91st day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash, U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding to maturity or redemption in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if
(i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is party or by which it is bound; (ii) the Company delivers to the Trustee an officers' certificate and an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;
(iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in such sections of the Indenture, whether directly or indirectly by reason of any reference elsewhere in the Indenture to such sections or by reason of any reference in such sections to any other provision in the Indenture or in any other document, and such omission will not constitute an Event of Default.

MODIFICATION OF THE INDENTURE; WAIVER

         Subject to certain exceptions, the Indenture or the Notes may be modified, amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, or compliance by the Company with any provision of the Indenture or the Notes may be waived; PROVIDED, HOWEVER, that without the consent of each holder affected thereby, the Company may not (i) reduce the percentage of aggregate principal amount of the Notes outstanding whose holders must consent to any

                                      -53-

modification, amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including defaulted interest, on any Note;
(iii) reduce the principal amount of any Note or extend the maturity date of the Notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Note or change the time at which any Note shall be repurchased as set forth above under "--Change of Control" or "--Limitations on Sale of Assets;" (vi) change the currency of payment of principal of, premium, if any, or interest on, any Note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on, any Note; or (viii) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes as set forth under "--Events of Default and Remedies" and a waiver of the payment default that resulted from such acceleration).

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to (i) cure an ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Company's obligations to holders of Notes in the case of a transaction made in accordance with the "Limitation on Mergers, Consolidations or Sale of Assets" covenant, (iv) make any change that would provide any additional rights or benefits to holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or (v) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

REGARDING THE TRUSTEE

         State Street Bank and Trust Company is the Trustee under the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture or in the exercise of any of its rights or powers if it has reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Subject to the provisions of the Indenture and applicable law, the holders of a majority in principal amount of outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in transactions with the Company or any Affiliate of the Company other than acting as Trustee under the Indenture; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. State Street Bank and Trust Company of Connecticut, National Association, is the trustee under the 14% Notes Indenture.

BOOK-ENTRY; DELIVERY AND FORM

         The certificates representing the Series B Notes will be issued in fully registered form, without coupons. The Series B Notes initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note") and will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Interests of beneficial owners in the Global Note may be transferred or exchanged for physical Series B Notes in accordance with the provisions of the Indenture and the procedures of DTC and the Trustee.

                                      -54-
GOVERNING LAW

         The Indenture and the Notes are governed by, and are to be construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.


                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. As noted below, this Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company or any of its affiliates. The Company has generally agreed that for a period of one year from the date the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer; Registration Rights."

         The Company will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Series B Notes. Any broker-dealer that resells Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of one year from the date the Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify broker-dealers permitted to use this Prospectus in connection with their resales of Series B Notes as described above against certain liabilities, including liabilities under the Securities Act, in connection with such resales.

                           VALIDITY OF SERIES B NOTES

         The validity of the Series B Notes offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Bracewell & Patterson, L.L.P. will rely on the opinion of Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P., New Orleans, Louisiana, as to matters of Louisiana law.

                                      -55-

                                     EXPERTS

         The consolidated financial statements of the Company listed in the Index to Financial Statements appearing in the Company's Annual Report on Form 10-K for the year ending December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included therein, and such report is incorporated herein by reference. See "Incorporation by Reference." The consolidated financial statements referred to above have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the periods ended March 31, 1996 and 1995 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
                                      -56-

                                     ANNEX A

                          FORM OF LETTER OF TRANSMITTAL

                                      -57-

                              LETTER OF TRANSMITTAL

                             TO TENDER FOR EXCHANGE

                     10% SENIOR SUBORDINATED NOTES DUE 2006

                                       OF

                                 SOUTHDOWN, INC.

                           PURSUANT TO THE PROSPECTUS
                               DATED JUNE 6, 1996

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 5, 1996, UNLESS EXTENDED. TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR
TO THE EXPIRATION DATE.

                  The Exchange Agent for the Exchange Offer is:

                       State Street Bank and Trust Company

                                    BY MAIL:
                              State Street Bank and
                                  Trust Company
                                  P. O. Box 778
                           Boston, Massachusetts 02102
                             Attention: Nancy Bowker
                           Corporate Trust Department


                             BY OVERNIGHT DELIVERY:
                              State Street Bank and
                                  Trust Company
                            225 Franklin Street - IP4
                           Boston, Massachusetts 02110
                             Attention: Nancy Bowker
                           Corporate Trust Department


                           BY FACSIMILE TRANSMISSION:
                        ( FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (617) 664-5784

                              CONFIRM BY TELEPHONE:
                                 (617) 664-5539


                                    BY HAND:
                              State Street Bank and
                                  Trust Company
                        Two International Plaza-4th Floor
                           Boston, Massachusetts 02110
                        Attention: Corporate Trust Window

                                       or

                           State Street Bank and Trust
                          Company, National Association
                                   61 Broadway
                            New York, New York 10006
                       Attention: Corporate Trust Window-
                                 Concourse Level

                                       A-1

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE SERIES B NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on July 5, 1996, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

     This Letter of Transmittal is to be used by holders ("Holders") of 10% Senior Subordinated Notes due 2006 (the "Original Notes") of Southdown, Inc. (the "Company") if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus dated June 6, 1996 (the "Prospectus"); or
(iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP").

     Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption "Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. See Instruction 2.

     The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.
                                       A-2
                            TENDER OF ORIGINAL NOTES
[ ]  CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

[ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:
Account Number:
Transaction Code Number:

[ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):
Window Ticket Number (if any):
Date of Execution of Notice of Guaranteed Delivery:
Name of Eligible Institution that Guaranteed Delivery:

                                       A-3

     List below the Original Notes to which this Letter of Transmittal relates. If the space provided is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal.

                          DESCRIPTION OF ORIGINAL NOTES

 Name(s) and Address(es)                            Aggregate        Principal
 of Registered Holder(s)      Certificate       Principal Amount      Amount
(Please fill in if blank)     Number(s)*          Represented**       Tendered**






                              Total
                              Principal
                              Amount of
                              Original Notes

*    Need not be completed by Holders tendering by book-entry transfer.

** Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be tendered. See Instruction 4.

     The names and addresses of the registered Holders should be printed, if not already printed above, exactly as they appear on the Original Notes tendered hereby. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes.

                                       A-4

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     The undersigned hereby tenders to Southdown, Inc. ("the Company"), upon the terms and subject to the conditions set forth in its Prospectus dated June 6, 1996 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the table above entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

     Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

     By accepting the Exchange Offer, the undersigned hereby represents and warrants that (i) the Series B Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s), (ii) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Series B Notes, (iii) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Company, and
(iv) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Series B Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Series B Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission (the "Commission") set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer--Purpose and Effect of the Exchange Offer; Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Series B Notes for its own account in exchange for Original Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The undersigned understands that tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes

                                       A-5

will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

     The undersigned understands that the tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered hereby.

     All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

     The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Series B Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Series B Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Series B Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or

                                       A-6

"Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

[ ]  CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD
     ORIGINAL NOTES IS AN AFFILIATE OF THE COMPANY.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

[ ] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

      Name:            ________________________________________________________
      Address:         ________________________________________________________

                                       A-7

                          SPECIAL ISSUANCE INSTRUCTIONS
                           INSTRUCTIONS 1, 5, 6 AND 7)

         To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Series B Notes are to be issued in the name of, someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

Issue:  [ ]    Original Notes
        [ ]    Series B Notes
              (check as applicable)

Name
                    (Please Print)

Address
                    (Please Print)


                      (Zip Code)


                 (Tax Identification or Social Security Number)
                        (See Substitute Form W-9 herein)

                       SPECIAL DELIVERY INSTRUCTIONS (SEE
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

         To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange or Series B Notes are to be sent to someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

Delivery:  [ ]    Original Notes
           [ ]    Series B Notes
                 (check as applicable)

Name
                    (Please Print)
Address
                    (Please Print)

                      (Zip Code)

                 (Tax Identification or Social Security Number)
                        (See Substitute Form W-9 herein)

                                       A-8

                                PLEASE SIGN HERE
                        (To be completed by all tendering
         Holders of Original Notes regardless of whether Original Notes are being physically delivered herewith)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Note(s) or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Original Notes, or by person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

          Signature(s) of Registered Holder(s) or Authorized Signatory
                        (SEE GUARANTEE REQUIREMENT BELOW)

Dated:    1996

Name(s)
                                 (Please Print)

Capacity (Full Title)
Address
                              (Including Zip Code)

Area Code and
Tel.  Number

Tax Identification or
Social Security No.
                   (Complete Accompanying Substitute Form W-9)

                               SIGNATURE GUARANTEE
                     (IF REQUIRED--SEE INSTRUCTIONS 1 AND 5)

Authorized Signature

Name of Firm

                                [PLACE SEAL HERE]

                                       A-9

                                  INSTRUCTIONS

         Forming Part of the Terms and Conditions of the Exchange Offer

     1. SIGNATURE GUARANTEES. Signatures on this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered
(i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Series B Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

     2. DELIVERY OF LETTER OF TRANSMITTAL AND ORIGINAL NOTES. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer of all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.
                                      A-10

     THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE DELIVERED THROUGH ATOP, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

     No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

     3. INADEQUATE SPACE. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

     4. PARTIAL TENDERS. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by any Original Note submitted, but only in integral multiples of $1,000, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

     5. SIGNATURES ON LETTER OF TRANSMITTAL, INSTRUMENTS OF TRANSFER AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

     If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     When this Letter of Transmittal is signed by the registered Holders of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Series B Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holders, in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

     IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDERS OF THE ORIGINAL NOTES LISTED HEREIN, THE ORIGINAL NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED

                                      A-11

EXACTLY AS THE NAME OR NAMES OF THE REGISTERED HOLDERS APPEAR ON THE ORIGINAL NOTES AND SIGNATURES ON SUCH ORIGINAL NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

     6. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If certificates for Series B Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Series B Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated above as the account for which such Original Notes were delivered.

     7. TRANSFER TAXES. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Series B Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Series B Notes will be issued.

     8. WAIVER OF CONDITIONS. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion, in the case of any Original Notes tendered.

     9. SUBSTITUTE FORM W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided under "Important Tax Information" below, and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding on the payment of the Purchase Price. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 31% on all such payments of the Purchase Price until a TIN is provided to the Exchange Agent.

     10. BROKER-DEALERS PARTICIPATING IN THE EXCHANGE OFFER. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement allow the use of the Prospectus for resales of the Series B Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

     11. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH CERTIFICATES REPRESENTING THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                                      A-12

                            IMPORTANT TAX INFORMATION

     Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Series B Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Series B Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

     Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Form W-8 (a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

     Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding, the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or
(ii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

     The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,"for additional guidance on which number to report.

                                      A-13
                PAYER'S NAME: STATE STREET BANK AND TRUST COMPANY

SUBSTITUTE
FORM  W-9
DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
PAYER'S REQUEST FOR TAXPAYER
IDENTIFICATION NUMBER ("TIN")

Part 1--PLEASE PROVIDE YOUR TIN IN             Social security number(s) or
        THE BOX AT RIGHT AND CERTIFY BY        Employer Identification Number(s)
        SIGNING AND DATING BELOW.
       Part 2--Certification--Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued for me), and

(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

     CERTIFICATION INSTRUCTIONS--You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under reporting interest or dividends on your tax return.

SIGNATURE
DATE
Part 3--
Awaiting TIN

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

         YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF THE SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

Signature                                                Date
                                      A-14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   LOUISIANA BUSINESS CORPORATION LAW

               The Louisiana Business Corporation Law ("LBCL") generally gives a corporation the power to indemnify any of its directors or officers against certain expenses, judgments, fines and amounts paid in settlement in connection with certain actions, suits or proceedings, provided generally that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by, or in the right of, the corporation, the corporation may indemnify such person against expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

               Indemnification provided pursuant to the foregoing provisions is not, under the LBCL, deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of shareholders or directors; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct. In addition, the LBCL contains provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee thereof by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer (including a petroleum reservoir engineer), or independent or certified public accountant selected by the board of directors or any committee thereof with reasonable care, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and which person is selected by the board of directors or any committee thereof with reasonable care. A director shall not be liable for the commission of a prohibited act if his dissent was either noted in the minutes of the meetings or filed promptly thereafter in the registered office of the Registrant.

   ARTICLES OF INCORPORATION

               As permitted under Section 24(C)(4) of the LBCL, Article XIII of the Restated Articles of Incorporation of the Registrant eliminates the personal liability of any director or officer to the Registrant or its shareholders for monetary damages for breach of fiduciary duty in such capacity, except for (i) any breach of the duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) any transaction from which the director or officer derived an improper personal benefit.

                                      II-1
   BYLAWS OF THE COMPANY

               Article VI, Section 6 of the Registrant's Bylaws contemplate that the Registrant shall indemnify its directors and officers to the maximum extent permitted by Louisiana law.

   DIRECTORS' AND OFFICERS' INSURANCE

               In addition, the Registrant has purchased a liability insurance policy under which its directors and officers are indemnified against certain losses arising from certain claims that may be made against them by reason of their serving in such capacity.


ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS. The following documents are filed as exhibits to this Registration Statement.

EXHIBIT
NUMBER                                   DESCRIPTION  OF EXHIBIT

4.1 Indenture dated as of March 19, 1996, between the Registrant and State Street Bank and Trust Company, as Trustee, relating to the Registrant's 10% Senior Subordinated Notes due 2006 and 10% Senior Subordinated Notes due 2006, Series B.

4.2 Registration Rights Agreement dated as of March 19, 1996, among the Registrant, Lehman Brothers Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

5* Opinions of Bracewell & Patterson, L.L.P. and Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P. as to the validity of the securities being registered.

8* Opinion of Bracewell & Patterson, L.L.P. with respect to certain federal income tax matters.

12        Statement regarding computation of ratios.

15 Letter in lieu of consent from Deloitte & Touche LLP regarding interim financial information.

23.1* Consent of Deloitte & Touche LLP, independent auditors for the Registrant (See page II-7).

23.2* Consents of Bracewell & Patterson, L.L.P. (included in their opinions to be filed as Exhibit 5 and 8 to this Registration Statement) and Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P. (included in their opinion filed as Exhibit 5 to this Registration Statement).

24        Powers of Attorney.

                                      II-2

25 Statement of Eligibility Under the Trust Indenture Act on Form T-1 of State Street Bank and Trust Company, as Trustee.

99.1 Third Amended and Restated Credit Agreement as of November 3, 1995 among the Registrant; Wells Fargo Bank, N.A.; Societe Generale, Southwest Agency; Credit Suisse; Caisse National De Credit Agricole; Banque Paribas; CIBC Inc.; The Bank of Nova Scotia; and The First National Bank of Boston (incorporated by reference from Exhibit 99.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

99.2 Letter Agreement dated February 29, 1996, amending the Third Amended and Restated Credit Agreement as of November 3, 1995, among the Registrant and the banks party thereto.

99.3 Indenture dated as of October 15, 1991, between the Registrant and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, as amended by First Supplemental Indenture dated as of December 10, 1993, relating to the Registrant's 14% Senior Subordinated Notes Due 2001, Series B (incorporated by reference from
          Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated December 21, 1993).

*     Filed herewith.

               (b)     FINANCIAL STATEMENT SCHEDULES.

                         None.

ITEM 22.       UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or other wise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceed ing) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                      II-3

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to such request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      II-4

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 5th day of June, 1996.

                                                  SOUTHDOWN, INC.
                                           By:            CLARENCE C. COMER
                                                          Clarence C. Comer
                                                          President and Chief
                                                          Executive Officer


               Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES               POSITIONS                                      DATE

CLARENCE C. COMER       President, Chief Executive Officer          June 5, 1996
Clarence C. Comer       Officer and Director (Principal
                        Executive Officer)

JAMES L. PERSKY         Executive Vice President - Finance          June 5, 1996
James L. Persky         and Administration (Principal
                        Financial Officer)

ALLAN KORSAKOV          Corporate Controller (Principal             June 5, 1996
Allan Korsakov          Accounting Officer)

W. J. CONWAY*           Director                                    June 5, 1996
W. J. Conway

KILLIAN L. HUGER JR.*   Director                                    June 5, 1996
Killian L. Huger Jr.

FRANK J. RYAN*          Director                                    June 5, 1996
Frank J. Ryan

WHITSON SADLER*         Director                                    June 5, 1996
Whitson Sadler
                                      II-5

ROBERT J. SLATER*       Director                                    June 5, 1996
Robert J. Slater

DAVID J. TIPPECONNIC*   Director                                    June 5, 1996
David J. Tippeconnic

RONALD N. TUTOR*        Director                                    June 5, 1996
Ronald N. Tutor

V. H. VAN HORN III*     Director                                    June 5, 1996
V. H. Van Horn III

STEVEN B. WOLITZER*     Director                                    June 5, 1996
Steven B. Wolitzer

*By:  PATRICK S. BULLARD
      Patrick S. Bullard
      Attorney-in-Fact

                                      II-6
                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-02585 on Form S-4 of Southdown, Inc. of our report dated February 14, 1996 appearing in the Annual Report on Form 10-K for the year ended December 31, 1995 of Southdown, Inc., and to the references to us appearing under the captions "Prospectus Summary--Selected Historical Financial and Operating Data" and "Experts" in such Registration Statement.

Houston, Texas
June 5, 1996
                                      II-7


                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                            DESCRIPTION  OF EXHIBIT

4.1 Indenture dated as of March 19, 1996, between the Registrant and State Street Bank and Trust Company, as Trustee, relating to the Registrant's 10% Senior Subordinated Notes due 2006 and 10% Senior Subordinated Notes due 2006, Series B.

4.2 Registration Rights Agreement dated as of March 19, 1996, among the Registrant, Lehman Brothers Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

5* Opinions of Bracewell & Patterson, L.L.P. and Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P. as to the validity of the securities being registered.

8* Opinion of Bracewell & Patterson, L.L.P. with respect to certain federal income tax matters.

12        Statement regarding computation of ratios.

15 Letter in lieu of consent from Deloitte & Touche LLP regarding interim financial information.

23.1* Consent of Deloitte & Touche LLP, independent auditors for the Registrant (See page II-7).

23.2* Consents of Bracewell & Patterson, L.L.P. (included in their opinions to be filed as Exhibit 5 and 8 to this Registration Statement) and Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P. (included in their opinion filed as Exhibit 5 to this Registration Statement).

24        Powers of Attorney.

25 Statement of Eligibility Under the Trust Indenture Act on Form T-1 of State Street Bank and Trust Company, as Trustee.

99.1 Third Amended and Restated Credit Agreement as of November 3, 1995 among the Registrant; Wells Fargo Bank, N.A.; Societe Generale, Southwest Agency; Credit Suisse; Caisse National De Credit Agricole; Banque Paribas; CIBC Inc.; The Bank of Nova Scotia; and The First National Bank of Boston (incorporated by reference from Exhibit 99.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

99.2 Letter Agreement dated February 29, 1996, amending the Third Amended and Restated Credit Agreement as of November 3, 1995, among the Registrant and the banks party thereto.

99.3 Indenture dated as of October 15, 1991, between the Registrant and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, as amended by First Supplemental Indenture dated as of December 10, 1993, relating to the

          Registrant's 14% Senior Subordinated Notes Due 2001, Series B (incorporated by reference from Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated December 21, 1993).

*     Filed herewith.